UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to (§)240.14a-12

GameStop Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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625 Westport Parkway Grapevine, Texas 76051 (817) 424-2000

Notice of Annual Meeting of Stockholders
To Be Held June 21, 2016

Dear Stockholder:
We invite you to attend our Annual Meeting of Stockholders on Tuesday, June 21, 2016 at 1:00 p.m., Central Daylight Time, at GameStop's Corporate Headquarters, 625 Westport Parkway, Grapevine, Texas 76051.
At the annual meeting we will ask you to:

•	elect 10 directors, each to serve as a member of our Board of Directors until the next annual meeting of stockholders and until such director's successor is elected and qualified;

•	provide an advisory, non-binding vote on the compensation of our named executive officers;

•	ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 28, 2017; and

•
approve an amendment and restatement of our certificate of incorporation to change the shareholder voting requirement for removal of directors from a supermajority (80%) of shareholders and only for cause, to a simple majority of shareholders with or without cause, and to make other technical and conforming changes.

We will also transact such other business as may properly come before the annual meeting and at any adjournment or postponement of the annual meeting. Our Proxy Statement provides information that you should consider when you vote your shares.
Only holders of record of our Class A Common Stock, par value $.001 per share, at the close of business on April 29, 2016 are entitled to vote at the annual meeting or at any adjournment or postponement of the annual meeting.
This year we are again providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this proxy statement and our 2015 Annual Report. This notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of these stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2015 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Your vote is important to us. Whether or not you plan to attend the annual meeting, please vote your shares electronically via the Internet, by telephone or, if you receive a paper copy of the proxy materials, by signing, dating and completing the accompanying proxy card in the enclosed postage-paid envelope. Voting electronically via the Internet, by telephone, or by returning your proxy card in advance of the annual meeting does not deprive you of your right to attend the annual meeting. If you attend the annual meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or via the Internet. Our Proxy Statement includes additional instructions on voting procedures for stockholders whose shares are held by a brokerage firm or other custodian.
Thank you for your continued interest in GameStop Corp.

Sincerely,

Daniel A. DeMatteo
Executive Chairman
May 6, 2016

625 Westport Parkway Grapevine, Texas 76051 (817) 424-2000

Proxy Statement for the Annual Meeting of Stockholders
To Be Held June 21, 2016

The Annual Meeting of Stockholders of GameStop Corp. will be held at GameStop's Corporate Headquarters, 625 Westport Parkway, Grapevine, Texas 76051 on Tuesday, June 21, 2016 at 1:00 p.m., Central Daylight Time, for the following purposes:

(1)	To elect 10 directors, each to serve as a member of our Board of Directors until the next annual meeting of stockholders and until such director's successor is elected and qualified.

(2)	To provide an advisory, non-binding vote on the compensation of our named executive officers.

(3)	To ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 28, 2017.

(4)
To approve an amendment and restatement of our certificate of incorporation to change the shareholder voting requirement for removal of directors from a supermajority (80%) of shareholders and only for cause, to a simple majority of shareholders with or without cause, and to make other technical and conforming changes.

Only holders of record of our Class A Common Stock, par value $.001 per share, as of the close of business on April 29, 2016 are entitled to notice of, and to vote at, the annual meeting or at any adjournment or postponement of the annual meeting. We refer throughout this Proxy Statement to our Class A Common Stock as our common stock.
Our Board of Directors knows of no other business that will be presented for consideration at the annual meeting. If any other matter should be properly presented at the annual meeting or any adjournment or postponement of the annual meeting for action by the stockholders, the persons named in the proxy card will vote the proxy in accordance with their best judgment on such matter.
On or about May 6, 2016, we mailed to stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access this Proxy Statement, a form of proxy and our 2015 Annual Report. This Proxy Statement and the form of proxy are first being distributed and made available to stockholders on or about May 6, 2016.

Instead of receiving paper copies of future annual reports and proxy statements in the mail, you can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you and will conserve natural resources. With electronic delivery, we will notify you by e-mail as soon as the Annual Report and Proxy Statement are available on the Internet, and you can easily submit your stockholder votes online. If you are a stockholder of record, you may enroll in the electronic delivery service at the time you vote by selecting electronic delivery if you vote on the Internet, or at any time in the future by going directly to www.proxypush.com/GME, selecting the “Request Materials” option, and following the enrollment instructions.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 21, 2016
This Proxy Statement, form of proxy and 2015 Annual Report are available at http://investor.gamestop.com
Except as otherwise stated, information on our website is not a part of this Proxy Statement

Information About The Annual Meeting and Voting
What Am I Voting on?
Our Board of Directors ("Board") of GameStop Corp. (“GameStop”, “the Company”, “we”, “us”, or “our”) is soliciting your vote “for”:

•	The election of 10 directors to serve on the Board until the next annual meeting of stockholders and until their successors are elected and qualified.

•	Ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 28, 2017.

•
An amendment and restatement of our certificate of incorporation to change the shareholder voting requirement for removal of directors from a supermajority (80%) of shareholders and only for cause, to a simple majority of shareholders with or without cause, and to make other technical and conforming changes.

The Board is also requesting you to cast an advisory, non-binding vote “for”:

•	The compensation of our Named Executive Officers (as defined below in “Election of Directors─Executive Officers”).
The Board knows of no other business that will be presented for consideration at the annual meeting. If any other matter should be properly presented at the annual meeting or any adjournment or postponement of the annual meeting for action by the stockholders, the persons named in the proxy card will vote the proxy in accordance with their best judgment on such matter.
What Are the Board’s Recommendations?
The Board recommends that you vote:

•	FOR the election of the 10 nominees identified in this Proxy Statement to serve as directors;

•	FOR the approval, on an advisory, non-binding basis, of the compensation of our Named Executive Officers; and

•	FOR the ratification of our Audit Committee's appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 28, 2017.

•
FOR the amendment and restatement of our certificate of incorporation to provide that any director may be removed from office with or without cause by majority stockholder vote and to make other technical and conforming changes.

Who Is Entitled to Vote?
Holders of shares of common stock of record as of the close of business on April 29, 2016 are entitled to notice of and to vote at the annual meeting. Shares of common stock can be voted only if the stockholder is present in person or is represented by proxy at the annual meeting. As of the record date, 103,951,952 shares of common stock were issued and outstanding and entitled to vote.
How Do I Vote?
Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares of common stock at the annual meeting:

•
Voting by Internet. You may vote your shares through the Internet by signing on to the website www.proxypush.com/GME and following the procedures described therein. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

•
Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted: (1) FOR the election of the 10 nominees for director identified in this Proxy Statement; (2) FOR the approval of the compensation of our Named Executive Officers; (3) FOR the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 28, 2017; and (4) FOR the ratification of an amendment and restatement of our certificate of incorporation to provide that any director may be removed from office with or without cause by majority stockholder vote and to make other technical and conforming changes.

•
Voting by Telephone. You may vote your shares by telephone by calling toll-free 1-800-652-VOTE (8683). Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•
In Person Attendance. You may vote your shares in person at the annual meeting. Even if you plan to attend the annual meeting in person, we recommend that you submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the annual meeting.

Beneficial Owners. If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker or other custodian) you may vote the shares in person at the annual meeting only if you obtain a legal proxy from the broker or other custodian giving you the right to vote the shares. Alternatively, you may have your shares voted at the annual meeting by following the voting instructions provided to you by your broker or custodian. Although most brokers offer voting by mail, telephone and via the Internet, availability and specific procedures will depend on their voting arrangements. If you do not provide voting instructions to your broker or other custodian, your shares are referred to as “uninstructed shares.” Under rules of the New York Stock Exchange ("NYSE"), your broker or other custodian does not have discretion to vote uninstructed shares on non-routine matters, such as Proposals 1, 2 and 4, and, accordingly, may not vote uninstructed shares in the votes on such Proposals. However, your broker or other custodian has discretion to vote your shares on Proposal 3 (Ratification of the Appointment of our Independent Registered Public Accounting Firm). See below “What is a Broker Non-Vote?”
How You May Revoke or Change Your Vote
You may revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•	Sending a written notice, including by fax, to our Secretary. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the annual meeting to:
GameStop Corp
625 Westport Parkway
Grapevine, Texas 76051
Attention: Secretary

•	Attending the annual meeting and voting in person. Your attendance at the annual meeting will not in and of itself revoke your proxy. You must also vote your shares at the annual meeting.
What Constitutes a Quorum?
A quorum of common stockholders is required to hold a valid annual meeting of stockholders. Unless a quorum is present at the annual meeting, no action may be taken at the annual meeting except the adjournment thereof to a later time. The holders of a majority of the outstanding shares of common stock entitled to vote at the meeting must be present in person or by proxy to constitute a quorum. All valid proxies returned will be included in the determination of whether a quorum is present at the annual meeting. The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be treated as present for quorum purposes. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those uninstructed shares, constituting “broker non-votes,” will be considered as present for determining a quorum, but will not be voted with respect to that matter.
What Is a Broker Non-Vote?
A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
What Vote Is Required to Approve Each Proposal?
Voting Rights Generally. Each share of common stock is entitled to one vote on each matter to be voted on at the annual meeting. Stockholders have no cumulative voting rights. Although the advisory vote on Proposal 2 is non-binding, as provided by law, the Compensation Committee of the Board and the Board will review the results of the vote and, consistent with our record of stockholder engagement, will consider the results of the vote when making future compensation decisions.
Election of Directors. Our Bylaws provide that, in an uncontested election, a nominee for director is elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. The majority voting standard would not apply in contested elections, and directors are elected by a plurality of the votes cast in a contested election.
The majority voting standard will apply to the election of directors at the 2016 annual meeting. Accordingly, a nominee for election to the Board will be elected if the number of votes cast “for” such nominee exceeds the number of votes cast “against” that nominee.

Abstentions and broker non-votes will not be treated as votes cast for the election of a director and will therefore have no effect on the result of such vote.
The Board has also adopted a resignation policy which is included in our Bylaws, under which a director nominated for re-election who fails to receive the required majority of votes cast for re-election will be required to tender his or her resignation to the Board. Within 90 days following certification of the stockholder vote, the Nominating and Corporate Governance Committee of the Board will be required to recommend to the Board whether the Board should accept the resignation, and the Board will be required to act on the recommendation, taking into account any factors it considers relevant, and publicly disclose its decision and the rationale behind it. The director whose resignation is under consideration will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board regarding his or her resignation.
Advisory Vote on Executive Compensation. Approval on an advisory, non-binding basis of the compensation of our Named Executive Officers requires the affirmative vote of a majority of all votes cast on this Proposal. Abstentions and broker non-votes will therefore have no effect on the result of such vote. As an advisory vote, the proposal to approve the compensation of our Named Executive Officers is not binding upon us. However, the Compensation Committee of the Board, which is responsible for designing and administering our executive compensation programs, and the Board, value the opinions expressed by our stockholders and will consider the results of the vote when making future compensation decisions.
Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 28, 2017 requires the affirmative vote of a majority of all votes cast on this Proposal. Abstentions and broker non-votes, if any, will therefore have no effect on the result of such vote.
Amendment and Restatement of Our Certificate of Incorporation. Amendment and restatement of our certificate of incorporation to change the shareholder voting requirement for removal of directors from a supermajority (80%) of shareholders and only for cause, to a simple majority of shareholders with or without cause, and to make other technical and conforming changes requires the affirmative vote of at least 80% of all outstanding shares of common stock entitled to vote. Abstentions and broker non-votes will therefore have the same effect as votes cast against such proposal.
Who Counts the Votes?
We have engaged Computershare, our transfer agent, as our inspector of elections to receive and tabulate votes. Computershare will separately tabulate “for” and “against” votes, abstentions and broker non-votes. Computershare will also certify the results and determine the existence of a quorum and the validity of proxies and ballots.
What Does it Mean if I Receive More Than One Proxy Card?
Some of your shares may be registered differently or held in more than one account. You should vote each of your accounts by telephone or the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to assure that all of your shares are voted. If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should contact our transfer agent, Computershare, at P.O. Box 30170, College Station, TX 77842-2170; or by calling Computershare at 1-800-522-6645 (outside the United States, phone 1-201-680-6578) and providing such information. Combining accounts reduces excess printing and mailing costs, resulting in savings for us that benefit you as a stockholder.
Who Pays the Cost of Solicitation of Proxies?
We will pay for the cost of preparing, assembling, printing, mailing and distributing these proxy materials. Our directors, officers and employees may solicit proxies or votes in person, by telephone, or by electronic communication. Such individuals will not receive any additional compensation for these solicitation activities. We have engaged Computershare, our transfer agent, as our inspector of elections to receive and tabulate votes. Computershare will separately tabulate “for” and “against” votes, abstentions and broker non-votes. Computershare will also certify the results and determine the existence of a quorum and the validity of proxies and ballots.
What if I Receive Only One Set of Proxy Materials Although There Are Multiple Stockholders at My Address?
If you and other residents at your mailing address own shares of common stock you may have received a notice that your household will receive only one Annual Report, Proxy Statement and Notice of Internet Availability of Proxy Materials. If you hold shares of common stock in street name, you may have received this notice from your broker or other custodian and the notice may apply to each company in which you hold shares through that broker or custodian. This practice of sending only one copy of proxy materials is known as “householding.” The reason we do this is to attempt to conserve natural resources. If you did not respond to a timely notice that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, one copy of our Annual Report, Proxy Statement and Notice of Internet Availability of Proxy Materials has been sent to your address.

You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Computershare at P.O. Box 30170, College Station, TX 77842-2170; or by calling Computershare at 1-800-522-6645 (outside the United States, phone 1-201-680-6578) and providing such information. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement, our Annual Report and Notice of Internet Availability of Proxy Materials, we will send a copy to you, free of charge, if you address your written request to GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, Attention: Matt Hodges, Vice President of Public and Investor Relations or by calling at (817) 424-2000. If you are receiving multiple copies of our Annual Report, Proxy Statement and Notice of Internet Availability of Proxy Materials, you can request householding by contacting Investor Relations in the same manner.
How Do I Submit a Stockholder Proposal for Next Year’s Annual Meeting?
Stockholder proposals may be submitted for inclusion in the Proxy Statement for our 2017 annual meeting of stockholders in accordance with rules of the Securities and Exchange Commission (“SEC”) and the advance notice provisions summarized later in this Proxy Statement under “Other Matters - Stockholder Proposals and Nominations for the 2017 Annual Meeting.” Proposals should be sent via registered, certified, or express mail to: Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.
What is Included in the Proxy Materials?
We have furnished our 2015 Annual Report with this Proxy Statement. The 2015 Annual Report includes our audited financial statements for our fiscal year ended January 30, 2016 ("fiscal 2015"), along with other financial information about us. Our 2015 Annual Report is not part of the proxy solicitation materials.
You can obtain, free of charge, a copy of our Form 10-K, as amended, which includes our audited financial statements, by:

•	accessing our website at www.gamestop.com and clicking on the “Investor Relations” link within the “Corporate” link;

•	writing to Matt Hodges, our Vice President of Public and Investor Relations, at 625 Westport Parkway, Grapevine, Texas 76051; or

•	calling at: (817) 424-2000.
You can also obtain a copy of our Form 10-K, as amended, and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.
How Can I Access the Proxy Materials Electronically?
Your notice of the Internet availability of the proxy materials, proxy or voting instruction card will contain instructions on how to:

•	view our proxy materials for the annual meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.
Our proxy materials are also available on our website at http://investor.gamestop.com and clicking on the “Investor Relations” link then the “Shareholder Info” link. Our proxy materials will be available during the voting period on www.proxypush.com/GME.
Your notice of Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

ELECTION OF DIRECTORS
PROPOSAL 1
Information Concerning the Directors and Nominees
Composition of the Board
The Board currently consists of 11 directors. Each current director is standing for reelection except for Mr. Fontaine, who will be retiring at the end of his term in June 2016. Following the Annual Meeting, the Board will be comprised of ten directors.
The Board has established a director retirement age of 72, unless the Executive Chairman grants a waiver as permitted under the retirement policy. As indicated below, R. Richard Fontaine is over the age of 72; however, given Mr. Fontaine’s value to the Board and the Company, Mr. DeMatteo, as Executive Chairman, granted this waiver. Background information and qualifications with respect to our Board and nominees for election as directors appear below. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for information regarding such persons’ holdings of equity securities of the Company.
The following table sets forth the names and ages of our current directors, the year they first became a director, the positions they hold with the Company, and the standing committees of the Board on which they serve as of April 29, 2016:

Name	Age	Director Since*	Position with the Company	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Daniel A. DeMatteo	68	2002	Executive Chairman and Director
J. Paul Raines	52	2012	Chief Executive Officer and Director
Jerome L. Davis	61	2005	Director			x **
R. Richard Fontaine	74	2001	Director (1)
Thomas N. Kelly Jr.	69	2012	Director		x
Shane S. Kim	53	2011	Director		x
Steven R. Koonin	58	2007	Director			x
Stephanie M. Shern	68	2002	Director	x **
Gerald R. Szczepanski	67	2002	Director		x **
Kathy P. Vrabeck	52	2012	Director	x
Lawrence S. Zilavy	65	2005	Director (2)	x		x

*	Includes predecessor companies

**	Committee Chair

(1)	Mr. Fontaine will retire from the Board effective June 21, 2016.

(2)	Lead Independent Director
The Board believes that each director has valuable individual skills and experiences that, taken together, provide us with the variety and depth of knowledge necessary for effective oversight, direction and vision for the Company. As indicated in the following biographies, our directors have extensive experience in a variety of fields including retail, entertainment, video games, consumer marketing, finance, real estate, consulting and communications, each of which the Board believes provides valuable knowledge related to the key components of the Company’s business. In addition, the Board also believes that its Board members and nominees, as indicated in the following biographies, have each demonstrated significant leadership skills as a chief executive officer or chief operating officer, as a senior partner in a large services firm or as executive management in other large corporations. All of our current Board members have experience in oversight of publicly-traded companies due to their experience on the Board and the boards of directors of other companies. The Board believes that the skills and experience of each standing director and nominee qualify them to serve as a director of the Company.
Nominees for Election as Director
The following individuals are nominees for director at the 2016 annual meeting:
Daniel A. DeMatteo is a director and Executive Chairman, a position he has held since June 2010. He served as our Chief Executive Officer from August 2008 to June 2010. He served as Vice Chairman and Chief Operating Officer from March 2005 to August 2008. Prior to March 2005, Mr. DeMatteo served as President and Chief Operating Officer of the Company or our predecessor companies since

November 1996. He has served on the Board since 2002 and has been an executive officer in the video game industry since 1988. Mr. DeMatteo is also serving on the Board of Directors of Barnes & Noble Education.
Director Qualifications: Mr. DeMatteo brings to the Board 20 years of experience growing GameStop and its predecessor companies into the world’s largest omnichannel video game retailer and over 25 years of experience as an executive officer in the video game industry. As one of the founders of GameStop, Mr. DeMatteo has demonstrated a record of leadership, innovation and achievement. With his experience with the Company in the roles of Executive Chairman, Vice Chairman, Chief Executive Officer, President and Chief Operating Officer, Mr. DeMatteo provides the Board a unique and valuable perspective on the Company’s operations, strategy and business, including his perspective on the formula for success that has brought the Company to its current industry-leading position. The Company also benefits from Mr. DeMatteo’s entrepreneurial spirit and his extensive network of contacts and relationships within the video game industry as we pursue new opportunities in our continued business transformation.
J. Paul Raines is a director and is our Chief Executive Officer. Prior to being named Chief Executive Officer in June 2010, he served as Chief Operating Officer, a position he held since joining the Company in September 2008. As Chief Executive Officer, Mr. Raines has led the on-going transformation of GameStop from the leading global physical video game retailer into a global family of specialty retail brands by building online and digital platforms and expanding the Company’s efforts beyond the video game category, to include a portfolio of AT&T wireless and Apple technology retail brands through its acquisition of Spring Mobile and Simply Mac. Today, GameStop is a family of specialty retail brands that makes our customers' favorite technologies affordable and simple.
Prior to joining GameStop, Mr. Raines spent eight years with The Home Depot, Inc., a home improvement retailer (“Home Depot”) in various management positions in retail operations, including as Executive Vice President of U.S. Stores and President of the Southern Division. Prior to Home Depot, he spent four years in global sourcing for L.L. Bean, Inc., a privately-held outdoor apparel and equipment retailer, and 10 years with Kurt Salmon Associates in their consumer products group. Mr. Raines serves on the Board of Directors of J.C. Penney Company, Inc. ("J.C. Penney"). Mr. Raines is also serving on the Board of Directors of Advance Auto Parts, Inc. (“Advance Auto Parts”) until his term ends at its annual meeting in May 2016, where he is a member of the Finance Committee and has previously served on the Nominating and Corporate Governance Committee. He also serves on the Board of Trustees of the Georgia Tech Foundation, a non-profit organization.
Director Qualifications: Mr. Raines brings to the Board extensive experience in the strategic, operational and merchandising aspects of retail businesses. He also has broad international experience in Latin America, Europe and Asia. The Board benefits from Mr. Raines’ insights gained from his experience and expertise in the areas of retail store operations, customer service, manufacturing, marketing, loss prevention, real estate, supply chain and global sourcing. Additionally, Mr. Raines’ service on the Advance Auto Parts Board of Directors and two of its committees and service on the J.C. Penney Board of Directors provides the Board with a unique perspective into corporate management and board dynamics at other retail public companies.
Jerome L. Davis is a director and Chair of the Nominating and Corporate Governance Committee. Mr. Davis has served as a director since October 2005. Mr. Davis is Executive Vice President & Chief Revenue Officer for Metropolitan Washington Airports Authority, an independent airport authority, in Washington, D.C. since September 2014.  Mr. Davis was President of Jerome L. Davis & Associates, LLC, a consulting firm focusing on executive coaching and leadership development from 2006 until August 2014. He previously served as Corporate Vice President of Food and Retail for Waste Management, Inc., the leading provider of integrated environmental solutions in North America, from January 2010 to June 2012. Mr. Davis was Global Vice President, Service Excellence for Electronic Data Systems, a business and technology services company, from July 2003 until October 2005. From May 2001 to July 2003, he served in various capacities at Electronic Data Systems, including Chief Client Executive Officer and President, Americas for Business Process Management. Prior to joining Electronic Data Systems, Mr. Davis served as President and Executive Officer of the Commercial Solutions Division of Maytag Corporation, a home and commercial appliance company, from October 1999 until May 2001. Mr. Davis served as Senior Vice President of Sales and Corporate Officer for Maytag Appliances Division from March 1998 to September 1999. From March 1992 to February 1998, Mr. Davis was Vice President of National Accounts and Area Vice President for Frito Lay, a division of PepsiCo that manufactures, markets and sells corn chips, potato chips and other snack foods ("Frito Lay"). Mr. Davis also held senior executive positions in Sales and Marketing with Procter & Gamble, a consumer goods company, from 1977 to 1992. Mr. Davis is currently a director and a member of the Compensation Committee and the Nominating and Corporate Governance Committee of Apogee Enterprises, Inc. (“Apogee”), where he has been a director since 2004. He previously chaired the Finance and Enterprise Risks Committee of Apogee for five years.
Director Qualifications: Mr. Davis brings to the Board more than 35 years of experience in Fortune 500 growth oriented companies and extensive expertise and insight in multiple areas including marketing and sales, strategy development, international business, leadership development, succession planning, real estate development, executive compensation and information technology. In addition, his experience as a director of Apogee, including committee service, has given him insights and perspectives on finance, governance, human resources and compensation which benefit the Board.
Thomas N. Kelly Jr. is a director and a member of the Compensation Committee. He has served as a director since July 2012. Mr. Kelly served as Executive Vice President, Transition Integration of Sprint Nextel Corp., a global communications company ("Sprint Nextel"), from December 2005 until April 2006. He served as the Chief Strategy Officer of Sprint Nextel from August 2005 until December 2005. He served as the Executive Vice President and Chief Operating Officer of Nextel Communications, Inc., a global communications company (“Nextel”), which became Sprint Nextel, from February 2003 until August 2005, and as Executive Vice President and Chief Marketing Officer of Nextel from 1996 until February 2003. Mr. Kelly currently serves on the Board of The Scotts Miracle Gro Company (“Scotts Miracle Gro") where he has served as Lead Independent Director and currently serves as the Chairperson of the Innovation and Technology Committee, and a member of the Audit Committee and the Compensation and Organization Committee.
Director Qualifications: Mr. Kelly brings to the Board extensive board experience as well as more than 25 years of leadership in the communications and wireless industries. His broad business knowledge in the communications and wireless industries brings valuable insight in supporting the advancement of our mobile wireless retail and digital strategies.
Shane S. Kim is a director and a member of the Compensation Committee. He has served as a director since July 2011. Mr. Kim worked for Microsoft Corporation, leading provider of software and technology solutions (“Microsoft”), for almost 20 years, retiring in January 2010. For the last 15 years at Microsoft, Mr. Kim was with Microsoft’s Interactive Entertainment Business division, most recently as its Corporate Vice President of Strategy and Business Development. Before that, Mr. Kim was the Corporate Vice President of Microsoft Game Studios, where he oversaw a team of approximately 1,000 programmers, designers, artists and producers developing a broad range of Xbox 360 and Windows titles. Since retiring from Microsoft in January 2010, Mr. Kim has been an independent adviser to companies in the interactive entertainment and digital media industries.
Director Qualifications: Mr. Kim brings to the Board over 20 years of experience in the constantly evolving video game industry and the associated rapidly changing technological landscape. His broad video game knowledge, his knowledge of Microsoft (one of our largest suppliers) and business experience bring valuable insight in supporting the advancement of the Company’s business and digital strategies.
Steven R. Koonin is a director and has served as a director since June 2007. Mr. Koonin is a member of the Nominating and Corporate Governance Committee. Mr. Koonin is the Chief Executive Officer of the National Basketball Association's Atlanta Hawks, a professional basketball team, a position he has held since April of 2014. He formerly served as the President of Turner Entertainment Networks, a media conglomerate, which includes Turner Network Television ("TNT"), Turner Broadcasting System ("TBS"), truTV and Turner Classic Movies ("Turner"). Mr. Koonin joined TBS in 2000 and was promoted to President of Turner in 2006. Mr. Koonin was responsible for the rebranding of TNT and TBS and for the development of some of the most successful programming in cable television history. He also led the rebrand of Court TV as truTV. Prior to joining Turner, Mr. Koonin spent 14 years with The Coca-Cola Company, a beverage company (“Coca-Cola”), including serving as Vice President of Consumer Marketing. In addition to leading the Atlanta Hawks organization, Mr. Koonin is extremely active in the Atlanta community and serves on the boards of directors of the Georgia Aquarium, the Fox Theatre, the Atlanta Symphony Orchestra and Emory Healthcare.
 Director Qualifications: Mr. Koonin brings to the Board 15 years of executive leadership experience with a leading provider of media entertainment and 15 years of experience with a globally-recognized consumer brand. Through his executive leadership experience at both Turner and Coca-Cola, he brings to the Board deep knowledge of the entertainment industry and content creation and delivery, as well as consumer branding strategy and tactics and insight into promoting growth strategies for consumer businesses.
Stephanie M. Shern is a director and Chair of the Audit Committee and has served in these capacities since 2002. From 1995 until 2001, Mrs. Shern was the Vice Chair and Global Director of Retail and Consumer Products for Ernst & Young LLP, a professional services organization (“Ernst & Young”), and a member of Ernst & Young’s Management Committee. Mrs. Shern became a Partner at Ernst & Young in 1981 and was with that firm for over 30 years. Mrs. Shern is currently a director of Koninklijke Ahold N.V. (“Royal Ahold”), where she serves as Chair of the Audit Committee and is a member of the Remuneration Committee and she is also a member of the Board of Directors and Audit Committee of Abercrombie & Fitch. During the past five years, Mrs. Shern has served as a director of CenturyLink Inc. and Scotts Miracle Gro. Mrs. Shern is a Certified Public Accountant ("CPA") and a member of the American Institute of CPAs and the New York State Society of CPAs. She is also a member of Pennsylvania State University’s Smeal College Accounting Advisory Board and a founding member of Tapestry Network’s Lead Director Network.
Director Qualifications: Mrs. Shern brings to the Board vast leadership, financial, international, marketing/consumer industry and retail experience from a nearly 40-year finance career focused significantly on retail and consumer industries in both the United States and abroad. In addition, as a current member of the Audit Committees of Royal Ahold (where she serves as Chair) and Abercrombie & Fitch and as a past member of Audit Committees of the boards of directors of other public companies, Mrs. Shern has extensive financial experience. This experience has proven valuable to the Board, where Mrs. Shern serves as Chair of the Audit Committee and as the “audit committee financial expert,” as that term is defined in the applicable rules and regulations of the SEC.
Gerald R. Szczepanski is a director and has served as a director for the Company and its predecessor companies since 2002. Mr. Szczepanski is Chair of the Compensation Committee. Mr. Szczepanski is currently retired. Mr. Szczepanski was the co-founder, and, from 1994 to 2005, the Chairman and Chief Executive Officer of Gadzooks, Inc., a publicly traded specialty retailer of casual clothing and accessories for teenagers.
Director Qualifications: Mr. Szczepanski brings to the Board over 35 years of experience in the retail business. He has extensive leadership experience as both a former chairman and chief executive officer of a public company in the specialty retail industry.

Kathy P. Vrabeck is a director and a member of the Audit Committee. She has served as a director since June 2012. She is a Senior Client Partner in the Los Angeles office of Korn Ferry, a global people and organizational advisory firm, where she is a member of Korn Ferry's Digital Practice, working closely with consumer and technology clients. Prior to joining Korn Ferry in October 2015, she was a Partner at Heidrick & Struggles International, Inc., an executive search firm ("Heidrick & Struggles"), where she served as both Global Sector Leader of their Media, Entertainment and Digital practice and partner-in-charge of the Los Angeles office. Prior to joining Heidrick & Struggles in July 2011, Ms. Vrabeck was with Legendary Pictures, a media company, from March 2009 to March 2011 where she served as President, Legendary Digital and was responsible for the creation, management and delivery of digital entertainment, with a focus on video games, across current and next-generation platforms. From May 2007 to November 2008, Ms. Vrabeck was with Electronic Arts, Inc., a developer, marketer, publisher and distributor of video games ("EA"), where she served as President, EA Casual Entertainment and led EA's efforts in the fastest growing segments of the video game market: mobile, online, social networking and global media sales. Prior to joining EA, Ms. Vrabeck was with Activision, Inc., a video game publisher ("Activision"), from August 1999 to April 2006 where she served as President, Activision Publishing, overseeing Activision's product development and global brand management and publishing operations. Earlier in her career, Ms. Vrabeck held various marketing, sales and finance positions with ConAgra, The Pillsbury Company, Quaker Oats and Eli Lilly and Company. Ms. Vrabeck currently serves on the DePauw University Board of Trustees.
Director Qualifications: Ms. Vrabeck brings to the Board over 10 years of experience in senior executive leadership positions with major game and film makers. Her digital entertainment knowledge, her knowledge of two of the Company's largest suppliers and her business experience bring valuable insight in supporting the advancement of our business and digital strategies.
Lawrence S. Zilavy is a director and a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Zilavy is also our lead independent director. He has served as a director since October 2005. Since October 2009, Mr. Zilavy has been employed by a private family investment office. Mr. Zilavy was a Senior Vice President of Barnes & Noble College Booksellers, Inc., a college book retailer, from May 2006 to September 2009. He was Executive Vice President, Corporate Finance and Strategic Planning for Barnes & Noble, Inc., a bookseller and retailer of content, digital media and education products (“Barnes & Noble”), from May 2003 until November 2004 and was Chief Financial Officer of Barnes & Noble from June 2002 through April 2003. Prior to joining Barnes & Noble, Mr. Zilavy had a 25-year career in banking. Mr. Zilavy serves on the Board of Directors of The Hain Celestial Group, Inc., a natural and organic food and personal care products company, where he is a member of the Audit Committee and chairperson of the Corporate Governance and Nominating Committee. Mr. Zilavy is also a director of the non-profit arts education institution The Harlem School of the Arts. Mr. Zilavy also served as a director of Barnes & Noble from 2006 to 2010.
Director Qualifications: Mr. Zilavy brings to the Board significant senior executive-level experience in a large specialty retail company and experience on public company boards. This experience, together with Mr. Zilavy’s 25 years of experience as a banker, provides the Board strong financial, operating and governance expertise.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR EACH NOMINEE NAMED ABOVE UNLESS A VOTE AGAINST A NOMINEE OR AN ABSTENTION IS SPECIFICALLY INDICATED.

Meetings and Committees of the Board
The Board met 12 times during fiscal 2015. All directors attended at least 75% of all of the meetings of the Board and the committees thereof on which they served during fiscal 2015.
The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.
Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibility and reviews:

•	the adequacy and integrity of the Company’s financial statements and its financial reporting process and internal system of accounting controls;

•	the appointment, termination, compensation, retention and oversight of the independent registered public accountants;

•	the scope of the audit performed by the independent registered public accounting firm of the books and records of the Company;

•	the internal audit function and plan;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s Code of Business Conduct and Ethics; and

•	with management and the independent auditor any related party transactions and approves such transactions if any.
In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding the Company’s accounting, internal accounting controls and auditing matters. The Board has adopted a written charter setting out the functions of the Audit Committee (the “Audit Committee Charter”), a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. As required by the Audit Committee Charter, the Audit Committee will continue to review and reassess the adequacy of the Audit Committee Charter annually and recommend any changes to the Board for approval.
The current members of the Audit Committee are Stephanie M. Shern (Chair), Kathy P. Vrabeck and Lawrence S. Zilavy, all of whom are “independent” directors under the listing standards of the NYSE. In addition to meeting the independence standards of the NYSE, each member of the Audit Committee is financially literate and meets the independence standards established by the SEC. The Board has also determined that Mrs. Shern has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The Audit Committee met 10 times during fiscal 2015.
Compensation Committee
The Compensation Committee is primarily responsible for:

•
annually reviewing and approving corporate goals and objectives relevant to the Executive Chairman and the Chief Executive Officer compensation, evaluating the Executive Chairman’s and the Chief Executive Officer’s performance and, either as a committee or together with the other independent directors of the Company (as directed by the Board), determining and approving the Executive Chairman’s and Chief Executive Officer’s compensation level based on this evaluation;

•
working together with the Executive Chairman and Chief Executive Officer, annually reviewing and approving, for the Named Executive Officers and other executive officers, the annual base salary level, the annual incentive opportunity level, the long-term incentive opportunity level, employment agreements, severance arrangements, and change of control agreements/provisions, in each case as, when and if appropriate, and any special or supplemental benefits;

•
working together with the Executive Chairman and Chief Executive Officer, annually reviewing and making recommendations to the Board with respect to the compensation programs and policies applicable to the Company’s officers and directors, including incentive-compensation plans, equity-based plans and severance and retirement plans;

•	engaging executive compensation advisers, if desired, to assist the Compensation Committee in discharging its duties;

•	administering our GameStop Corp. Amended and Restated 2011 Incentive Plan (the “2011 Incentive Plan”) and our Fourth Amended and Restated 2001 Incentive Plan (the “2001 Incentive Plan”); and

•	producing an annual report on executive compensation for inclusion in the Company’s proxy statement.

The current members of the Compensation Committee are Gerald R. Szczepanski (Chair), Shane S. Kim and Thomas N. Kelly Jr., all of whom meet the independence standards of the NYSE and the SEC. The Board has adopted a written charter setting out the functions of the Compensation Committee, a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Compensation Committee met eight times during fiscal 2015.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is primarily responsible for:

•	reviewing and recommending to the Board candidates for service on the Board and its committees, including the nomination of existing directors;

•	periodically reviewing and making recommendations to the Board regarding the size and composition of the Board and its committees;

•	annually reviewing the independence of the directors;

•	overseeing the Company’s orientation process for newly elected directors and regularly assessing the adequacy of and need for additional director continuing education programs;

•	overseeing the annual performance evaluation of the Board and its committees and management; and

•	periodically reviewing and recommending changes to the Company’s Corporate Governance Guidelines.
The current members of the Nominating and Corporate Governance Committee are Jerome L. Davis (Chair), Steven R. Koonin and Lawrence S. Zilavy, all of whom meet the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Nominating and Corporate Governance Committee, a copy of which can be found on our website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Nominating and Corporate Governance Committee met four times during fiscal 2015.
Minimum Qualifications
The Nominating and Corporate Governance Committee does not set specific minimum qualifications for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for director are selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; diversity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. The Nominating and Corporate Governance Committee and the Board believe that Board membership should reflect diversity in its broadest sense, including diversity of skills, background, gender and ethnicity. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any of its significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to their competitors.
Nominating Process
Consideration of new Board nominee candidates, if any, typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee is willing to consider candidates submitted by a variety of sources (including incumbent directors, stockholders (in accordance with the process described below), Company management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board. When nominating a sitting director for re-election at an annual meeting, the Nominating and Corporate Governance Committee considers the director’s performance on the Board and its committees and the director’s qualifications in respect of the foregoing.
Consideration of Stockholder-Nominated Directors
Stockholders have the right to submit nominations for persons to be elected to the Board as described below. If such a nomination occurs and if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Board deems necessary or appropriate, or as required by applicable law, the Nominating and Corporate Governance Committee will consider potential nominees submitted by stockholders. The Company’s Bylaws provide that, in order for a stockholder to nominate a person for election to the Board at an annual meeting of stockholders, such stockholder must give written notice to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, not less than 30 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, notice by the stockholder must be given not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the number of shares of the Company that are beneficially owned by such stockholder. Such notice must also contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being a nominee and to serving as a director if elected as well as a supporting statement describing the nominee’s reasons for seeking election. The Nominating and Corporate Governance Committee has not adopted any criteria for evaluating a candidate for nomination to the Board that differ depending on whether the candidate is nominated by a stockholder as opposed to being nominated by an incumbent director, Company management, third-party search firm or other source.

Corporate Governance
Codes of Ethics
The Company has adopted a Code of Ethics for Senior Financial and Executive Officers that is applicable to the Company’s Executive Chairman, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, and any Executive Vice President of the Company or Vice President of the Company employed in a finance or accounting role. The Company also has adopted a Code of Standards, Ethics and Conduct applicable to all of the Company’s management-level employees and non-employee directors. The Code of Ethics for Senior Financial and Executive Officers and the Code of Standards, Ethics and Conduct are available on the Company’s website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. In accordance with SEC rules, the Company intends to disclose any amendment (other than any technical, administrative or other non-substantive amendment) to either of the above Codes, or any waiver of any provision thereof with respect to certain specified officers listed above, on the Company’s website at http://investor.gamestop.com within four business days following such amendment or waiver.

Claw-back Policy
The Company has adopted a claw-back policy which requires the Board, when permitted by law, to require reimbursement of annual incentive payments or long-term incentive payments from a current or former executive officer of the Company where the payment was predicated upon achieving certain financial results or other operating metrics, and either (1) the Board determines in its good faith judgment that such financial results or other operating metrics were achieved in whole or part as a result of fraud or other misconduct on the part of such executive, or fraud or other misconduct of other employees of the Company of which such executive had knowledge, whether or not such conduct results in any restatement of Company financial statements filed with the SEC, or (2) such financial results or other operating metrics were the subject of a restatement of Company financial statements filed with the SEC, and a lower payment would have been made to the executive officer based upon the restated financial results. The Company will, to the fullest extent possible under applicable law, seek to recover from the individual executive officer, in the case of (1), the full amount of the individual executive officer’s incentive payments for the relevant period (including, at a minimum, for the three-year period prior to such financial results), and in the case of (2), the amount by which the individual executive officer’s incentive payments for the relevant period (including, at a minimum, for the three-year period prior to the restatement of financial results) exceeded the lower payment that would have been made based on the restated financial results.
Equity Ownership Policy
The Board believes that it is important for each executive officer and non-employee director of the Company to have a financial stake in the Company to help align the executive officer’s and non-employee director’s interests with those of the Company’s stockholders. To that end, the Company has an equity ownership policy requiring that each executive officer and non-employee director of the Company maintain ownership of common stock with a value of at least the following:

Executive Officer or Non-employee Director	Fiscal 2015 Stock Ownership Guideline
Executive Chairman	5 times base salary
Chief Executive Officer	5 times base salary
Chief Operating Officer or Executive Vice President	3 times base salary
Non-employee Director	$275,000
New executive officers or non-employee directors of the Company will be given a period of five (5) years to attain full compliance with these requirements. These requirements will be reduced by 50% for executive officers after the executive officer reaches the age of 62 in order to facilitate appropriate financial planning. For a director who retires after reaching age 72 or ceases to serve after at least 10 years of Board service to the Company, with the consent of the Compensation Committee, all awards granted to such director fully vest upon termination of Board service.
For purposes of these determinations, (i) stock ownership includes shares of common stock which are directly owned or owned by family members residing with the executive officer or non-employee director, or by family trusts, as well as vested options and vested restricted stock, and unvested restricted stock or equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to such executive officer or non-employee director under any deferred compensation plan, and (ii) common stock shall be valued per share using the 200-day trailing average NYSE per share closing price.

As of January 30, 2016, each of our executive officers and non-employee directors was in compliance with our equity ownership policy.
Anti-Hedging Policy
Given that the aim of ownership of common stock is to ensure that employees and directors of the Company have a direct personal financial stake in the Company’s performance, hedging transactions on the part of employees and directors of the Company could be contrary to that purpose. Therefore, the Company has adopted an anti-hedging policy which states that the implementation by an employee or director of the Company of hedging strategies or transactions using short sales, puts, calls or other types of financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds) based upon the value of common stock and applied to equity securities granted to such employee or director, or held, directly or indirectly, by such employee or director, is strictly prohibited.
Corporate Governance Guidelines; Certifications
The Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.
On an annual basis, our Chief Executive Officer submits to the NYSE the annual certification required by Section 303A.12(a) of the NYSE Listed Company Manual. In addition, the Company has filed with the SEC as exhibits to its Annual Report on Form 10-K, as amended, for the fiscal year ended January 30, 2016, the certifications of its Chief Executive Officer and Chief Financial Officer required pursuant to Section 302 of the Sarbanes-Oxley Act relating to the quality of its public disclosure.
Communications Between Stockholders and Interested Parties and the Board
Stockholders and other interested persons seeking to communicate with the Board should submit any communications in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Secretary will forward such communication to the full Board or to any individual director or directors (including the presiding director of the executive sessions of the non-management directors or the non-management directors as a group) to whom the communication is directed.
Attendance at Annual Meetings
All members of the Board are expected to attend in person the Company’s 2016 annual meeting and be available to address questions or concerns raised by stockholders. All of the Company’s 11 directors attended the Company's 2015 annual meeting.
Director Independence; Independence Determination
The Board has adopted the definition of independence in the listing standards of the NYSE. In its assessment of director independence, the Board considers all commercial, charitable and other relationships and transactions that any director or member of his immediate family may have with us, with any of our affiliates or with any of our consultants or advisers.
The Board has affirmatively determined that each of Jerome L. Davis, R. Richard Fontaine, Thomas N. Kelly Jr., Shane S. Kim, Steven R. Koonin, Stephanie M. Shern, Gerald R. Szczepanski, Kathy P. Vrabeck and Lawrence S. Zilavy is independent under the NYSE standards as well as under standards set forth in SEC regulations, and that the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are comprised exclusively of independent directors under the foregoing standards. The Board did not determine Messrs. Raines and DeMatteo to be independent because of their current or former executive positions with the Company. The Board’s determination of Mr. Fontaine’s independence took into account the passage of time (in excess of three years) since his tenure as an executive with us ended.
The non-management directors of the Company hold regularly scheduled executive sessions without management present at least once annually and the independent directors hold at least one meeting annually with only independent directors present. Our lead independent director, Mr. Zilavy, is the presiding director for each non-management or independent director executive session.
Board Leadership Structure
The Board’s current leadership structure is comprised of an Executive Chairman position that is separate from the Chief Executive Officer position, as well as 10 other directors of which nine are independent, including a lead independent director. Under the Board’s current structure, Mr. DeMatteo is the Executive Chairman and is also a member of management and former Chief Executive Officer of the Company. The Board believes that Mr. DeMatteo’s in-depth knowledge of our business and its challenges, as well as his experience in the video game industry as a whole, make him the best qualified person to serve as Executive Chairman. In addition, this structure facilitates better communication between management and the Board and allows Mr. DeMatteo to more effectively oversee the execution of our strategic initiatives, including the implementation of the Company’s multi-concept retail strategy and provide guidance to the senior management team, including our Chief Executive Officer. Mr. J. Paul Raines, the Chief Executive Officer of the Company, also serves as a director. The Board believes that Mr. Raines’ service as a director further enhances the Board’s oversight of our day-to-day operations and provides additional management expertise with respect to the complexities of our business units, including the existing video game store base, international operations, mobile and digital initiatives and our diversification into other retail concepts, including AT&T and Cricket branded wireless stores and Simply Mac branded Apple reseller stores. The Board believes that at this time our stockholders are best served by this structure as it helps facilitate the Company’s continuing transformation to a multi-concept retailer. All directors play an active role in overseeing the Company’s business both at the Board and committee level. For additional oversight, our lead independent director presides over regularly scheduled meetings with the other non-management directors to discuss and evaluate the Company’s business without members of management present. This structure, together with our other corporate governance practices, provides strong independent oversight of management while ensuring clear strategic direction for the Company.
Risk Oversight
Responsibility for risk oversight resides with the full Board. Committees have been established to help the Board carry out this responsibility by focusing on key areas of risk inherent in the business. The Audit Committee oversees risk associated with financial and accounting matters, including compliance with legal and regulatory requirements, related-party transactions and the Company’s financial reporting and internal control systems. The Audit Committee also oversees the Company’s internal audit function and regularly meets separately with the Company’s head of internal audit, general counsel, external auditors and other financial and executive management. The Compensation Committee oversees risks associated with compensation policies and the retention and development of executive talent, including the development of policies that do not encourage excessive risk-taking by our executives. These policies include various factors to help mitigate risk, including fixed compensation components and variable components that include mitigating factors such as a consistent structure across all business units, generally involving consolidated income components; targeted award amounts that are not significant as a percentage of revenue; and vesting periods, equity ownership policies, and claw-back provisions. The Compensation Committee and management also regularly review the Company’s compensation policies to determine effectiveness and to assess the risk they present to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company. In addition, at least annually, the Board conducts a formal business review including a risk assessment related to the Company’s existing business and new initiatives. Because overseeing risk is an ongoing process and inherent in the Company’s strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific topics or actions.

Director Compensation
In fiscal 2015, total compensation for each non-employee director was set at $280,000, which consisted of a $140,000 cash retainer and a restricted stock grant valued at approximately $140,000 which vests after one year. In prior years, long-term cash awards were also granted; however, this practice was eliminated during the year ended January 31, 2015 (“fiscal 2014”). For the year ended January 28, 2017 (“fiscal 2016”), the compensation structure for each non-employee director will remain consistent with the fiscal 2015 director compensation structure. We reimburse our directors for expenses in connection with attendance at Board and committee meetings. Other than with respect to reimbursement of expenses, directors who are our employees do not receive additional compensation for their services as directors and none of the directors receive additional compensation for their services as committee chairpersons or as our lead independent director.
Additionally, because the Board believes that it is important for each director of the Company to have a financial stake in the Company to help align the director’s interests with those of the Company’s stockholders, we require our directors maintain a certain level of ownership of common stock. For a description of the equity ownership policy, see "Corporate Governance-Equity Ownership Policy" above.
The following table provides information regarding compensation earned by our non-employee directors during fiscal 2015:

Name	Fees Earned and Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Jerome L. Davis(4)	$140,000	$140,000	$75,000	$355,000
R. Richard Fontaine(4)	140,000	140,000	75,000	355,000
Thomas N. Kelly Jr.(4)	140,000	140,000	75,000	355,000
Shane S. Kim(4)	140,000	140,000	75,000	355,000
Steven R. Koonin(4)	140,000	140,000	75,000	355,000
Stephanie M. Shern(4)	140,000	140,000	37,500	317,500
Gerald R. Szczepanski(4)	140,000	140,000	37,500	317,500
Kathy P. Vrabeck(4)	140,000	140,000	75,000	355,000
Lawrence S. Zilavy(4)	140,000	140,000	75,000	355,000

(1)	Represents amounts earned and paid for service in fiscal 2015.

(2)
Reflects the grant date fair values in accordance with FASB ASC Topic 718 for the fiscal 2015 grants of 3,156 shares of restricted stock for each of the Board members based on the closing price of our common stock on the date of grant. Grants of restricted shares vest after one year following the grant date, subject to continued service to the Company as well as accelerated vesting in the case of retirement under certain circumstances. The assumptions used by the Company in calculating the grant date fair value are incorporated herein by reference to Note 14 to the Company’s consolidated financial statements in its Form 10-K, as amended, filed March 29, 2016.

(3)
Reflects long-term cash awards granted in fiscal 2013 and fiscal 2012. The awards vest in equal annual increments over a three-year period after the grant date, subject to continued service to the Company; awards may accelerate vesting in the case of retirement under certain circumstances. The amounts reflected represent the amount of the awards vested during fiscal 2015. No long-term cash awards were granted in fiscal 2015 or fiscal 2014.

(4)	As of January 30, 2016, each of the named directors held 4,676 shares of restricted stock that have not vested.

Executive Officers
The following table sets forth the names and ages of our executive officers and the positions they hold:

Name	Age	Position with the Company
Daniel A. DeMatteo	68	Executive Chairman
J. Paul Raines	52	Chief Executive Officer
Tony D. Bartel	52	Chief Operating Officer
Robert A. Lloyd	54	Executive Vice President and Chief Financial Officer
Michael K. Mauler	55	Executive Vice President and President, GameStop International
Michael P. Hogan	57	Executive Vice President, Strategic Business and Brand Development
Michael T. Buskey	67	Executive Vice President and President, U.S. Stores
Troy W. Crawford	48	Senior Vice President, Chief Accounting Officer
In this Proxy Statement, the term “Named Executive Officers” means our Chief Executive Officer (our Principal Executive Officer, or "PEO"), our Executive Vice President and Chief Financial Officer (our Principal Financial Officer, or "PFO"), and our Executive Chairman, Chief Operating Officer and Executive Vice President and President, GameStop International, who were our three most highly compensated executives other than our PEO and PFO in fiscal 2015.
Roles of Executive Chairman and Chief Executive Officer
The Company employs an Executive Chairman (Mr. DeMatteo) and a Chief Executive Officer (Mr. Raines). As Executive Chairman, Mr. DeMatteo is responsible for the leadership and coordination of the activities of the Board, for overseeing the strategic direction of the Company and for providing guidance to the Company’s Chief Executive Officer and other executives. As Chief Executive Officer, Mr. Raines has responsibility for development and execution of our strategic plans and for leadership and oversight of all of the Company’s day-to-day operations and performance.
Business Experience of Executive Officers
Information with respect to executive officers of the Company who are also directors or nominees for director is set forth in “Information Concerning the Directors and Nominees” above.
Tony D. Bartel is Chief Operating Officer of GameStop, a role he has held since January 2015. He served as President from 2010 to January 2015 and Executive Vice President of Merchandising and Marketing from 2007 to 2010. Prior to that, Mr. Bartel was the Senior Vice President of International Finance, a role he held since joining GameStop in 2005. Mr. Bartel joined GameStop from NCH Corporation, a major marketer of maintenance products, where he was the Chief Administrative Officer from 2003 to 2005. From 1989 to 2003, Mr. Bartel held various positions with PepsiCo, a beverage company, and Yum! Brands, Inc., an American fast food company, including Operational Finance, Strategic Planning, Controller and eventually Chief Financial Officer of Pizza Hut. Prior to 1989, Mr. Bartel held various positions with the public accounting firm of KPMG Peat Marwick. Mr. Bartel currently serves on the Board of Directors of Sonic Corp.
 Robert A. Lloyd is Executive Vice President and Chief Financial Officer, a role he has held since 2010. Mr. Lloyd also served as our Chief Accounting Officer, a position he held from 2005 to 2010. Prior to that, Mr. Lloyd was the Vice President - Finance of GameStop or its predecessor companies from 2000 and was the Controller of GameStop’s predecessor companies from 1996 to 2000. From 1988 to December 1996, Mr. Lloyd held various financial management positions as Controller or Chief Financial Officer, primarily in the telecommunications industry. Prior to 1988, Mr. Lloyd held various positions with the public accounting firm of Ernst & Young. Mr. Lloyd is a CPA. Mr. Lloyd currently serves on the Board of Directors of the Make-A-Wish Foundation of North Texas, a non-profit organization.
Michael K. Mauler is Executive Vice President and President of GameStop International, a role he has held since 2010. Mr. Mauler was formerly the Company’s Senior Vice President of Supply Chain and International Support, a position he held since 2005. Prior to that, Mr. Mauler was the Vice President of Logistics of Electronics Boutique, a computer video games retailer. Mr. Mauler has also held senior management positions for Baxter Healthcare, a health care company, Dade Behring, a company which manufactured testing machinery and supplies for the medical diagnostics industry, and Fisher Scientific, a multinational, biotechnology product development company, where he led operations for 22 countries.
Michael P. Hogan is the Executive Vice President of Strategic Business and Brand Development, a role he has held since August 2012. He joined GameStop in 2008 as Senior Vice President and Chief Marketing Officer, in which capacity he served until August 2012. Previously, Mr. Hogan served as a Principal with Strategic Frameworking, a strategic consulting firm. Mr. Hogan also served as a Senior Vice President of Marketing at Dean Foods Company, a food and beverage company, and as Vice President of International Marketing at Frito-Lay. Mr. Hogan currently serves on the Board of Directors of Feed the Children, a non-profit organization.

Michael T. Buskey is the Executive Vice President and President of U.S. Stores, a role he has held since January 2015. He joined GameStop in 2010 as Senior Vice President of Human Resources. Previously, Mr. Buskey served as Senior Vice President of Human Resources and U.S. Store Operations for Home Depot. Mr. Buskey has more than 30 years of retail leadership experience in human resources and store operations.
Troy W. Crawford is the Senior Vice President and Chief Accounting Officer, a role he has held since June 2010. He joined GameStop in 2006 as Vice President-Controller. From 1993 to 2006, Mr. Crawford held various financial management positions including Controller at CompUSA, a consumer electronics retailer. Prior to 1993 he held various finance and accounting positions with Cinemark USA, Inc., a motion picture exhibition company. Mr. Crawford is a CPA.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The following table sets forth the number of shares of our common stock (including common stock that may be purchased pursuant to the exercise of options, warrants or otherwise within 60 days of April 29, 2016) beneficially owned on April 29, 2016 by each Director, each of the Named Executive Officers, each holder of 5% or more of our common stock and all of our directors and executive officers as a group. Except as otherwise noted, the individual director or executive officer or his or her family members had sole voting and investment power with respect to the identified securities. Except as otherwise noted, the address of each person listed below is GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The total number of shares of our common stock outstanding as of April 29, 2016 was 103,951,952.

	Shares Beneficially Owned
Name	Number (1)%
FMR LLC	15,700,286	(2)	15.1
245 Summer Street
Boston, MA 02210
The Vanguard Group	10,201,922	(3)	9.8
100 Vanguard Boulevard
Malvern, PA 19355
AllianceBernstein L.P.	7,999,403	(4)	7.7
1345 Avenue of the Americas
New York, NY 10105
American International Group, Inc.	7,981,966	(5)	7.7
175 Water Street
New York, NY 10038
BlackRock, Inc.	6,241,267	(6)	6.0
55 East 52nd Street
New York, NY 10055
J. Paul Raines	768,479	(7)	*
Robert A. Lloyd	209,514	(8)	*
Daniel A. DeMatteo	379,378	(9)	*
Tony D. Bartel	485,511	(10)	*
Michael K. Mauler	147,350	(11)	*
Jerome L. Davis	39,286	(12)	*
R. Richard Fontaine	233,534	(12)	*
Thomas N. Kelly Jr.	18,330	(12)	*
Shane S. Kim	20,356	(12)	*
Steven R. Koonin	13,076	(12)	*
Stephanie M. Shern	9,507	(12)	*
Gerald R. Szczepanski	28,936	(12)	*
Kathy P. Vrabeck	12,736	(12)	*
Lawrence S. Zilavy	18,996	(12)	*
All Directors and Officers as a group (17 persons)	2,767,206	(13)	2.7

*	Less than 1.0%.

(1)
Shares of common stock that an individual or group has a right to acquire within 60 days after April 29, 2016 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of such individual or group, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of any other person or group shown in the table.

(2)
Based on information included in its Amendment No. 6 to Schedule 13G filed with the SEC on February 12, 2016, FMR LLC has the sole power to vote or to direct the vote with respect to 2,161,069 of these shares and sole power to dispose or direct the disposition with respect to 15,700,286 of these shares.

(3)
Based on information included in its Amendment No. 4 to Schedule 13G filed with the SEC on February 10, 2016, The Vanguard Group has the sole power to vote or to direct the vote with respect to 196,245 of these shares, the sole power to dispose or direct the disposition with respect to 9,995,408 of these shares and the shared power to vote or direct to vote with respect to 9,800 of these shares and the shared power to dispose or direct the disposition with respect to 206,514 of these shares.

(4)
Based on information included in its Amendment No. 1 to Schedule 13G filed with the SEC on February 16, 2016, AllianceBernstein L.P. has the sole power to vote or to direct the vote with respect to 7,061,422 of these shares, the sole power to dispose or direct the disposition with respect to 7,995,486 of these shares and the shared power to dispose or direct the disposition with respect to 3,917 of these shares.

(5)
Based on information included in its Amendment No. 1 to Schedule 13G filed with the SEC on February 11, 2016, American International Group, Inc. has the shared power to vote or to direct the vote with respect to 7,981,966 of these shares and the shared power to dispose or direct the disposition with respect to 7,981,966 of these shares. The holdings by American International Group, Inc. disclosed in such Schedule 13G include the following holdings by its affiliates:

•
SAFG Retirement Services, Inc. has the shared power to vote or to direct the vote with respect to 7,981,966 of these shares and the shared power to dispose or direct the disposition with respect to 7,981,966 of these shares.

•
AIG Life Holdings, Inc. has the shared power to vote or to direct the vote with respect to 7,981,966 of these shares and the shared power to dispose or direct the disposition with respect to 7,981,966 of these shares.

•
AGC Life Insurance Company has the shared power to vote or to direct the vote with respect to 7,981,966 of these shares and the shared power to dispose or direct the disposition with respect to 7,981,966 of these shares.

•
American General Life Insurance Company has the shared power to vote or to direct the vote with respect to 7,789,533 of these shares and the shared power to dispose or direct the disposition with respect to 7,789,533 of these shares.

•
SunAmerica Asset Management, LLC has the shared power to vote or to direct the vote with respect to 7,789,533 of these shares and the shared power to dispose or direct the disposition with respect to 7,789,533 of these shares.

(6)
Based on information included in its Amendment No. 8 to Schedule 13G filed with the SEC on January 22, 2016, BlackRock, Inc. has the sole power to vote or to direct the vote with respect to 5,264,440 of these shares and sole power to dispose or direct the disposition with respect to 6,241,267 of these shares.

(7)	Of these shares, 208,050 are issuable upon exercise of stock options (all of which are vested as of April 29, 2016) and 303,367 are unvested restricted shares.

(8)	Of these shares, 42,340 are issuable upon exercise of stock options (all of which are vested as of April 29, 2016) and 102,023 are unvested restricted shares.

(9)	Of these shares, 121,630 are issuable upon exercise of stock options (all of which are vested as of April 29, 2016) and 104,452 are unvested restricted shares.

(10)	Of these shares, 116,730 are issuable upon exercise of stock options (all of which are vested as of April 29, 2016) and 145,680 are unvested restricted shares.

(11)	Of these shares, 30,250 are issuable upon exercise of stock options (all of which are vested as of April 29, 2016) and 72,895 are unvested restricted shares.

(12)	Of these shares, 3,156 are unvested restricted shares.

(13)
Of these shares, 577,390 are issuable upon exercise of stock options (all of which are vested as of the record date), 907,876 are unvested restricted shares and 5,200 shares are held in each of two trusts for the benefit of the children of one of our Executive Officers.

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are Gerald R. Szczepanski (Chair), Thomas N. Kelly Jr. and Shane S. Kim, none of whom has ever been an employee of the Company. No member of the Compensation Committee had a relationship requiring disclosure in this Proxy Statement under Items 404 or 407 of SEC Regulation S-K.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 2
We believe that it is appropriate to solicit the views of our stockholders regarding the compensation of our Named Executive Officers. Accordingly, and in accordance with SEC rules implemented under Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from our stockholders on the compensation of our Named Executive Officers as described in this Proxy Statement.
As discussed more fully in the “Compensation Discussion and Analysis” in this Proxy Statement, the Compensation Committee believes the Company’s Named Executive Officers should be compensated commensurate with their success in maintaining the growth and high level of performance necessary for the Company to produce ongoing and sustained value for our stockholders. The Company’s executive officer compensation program is based on the following guiding principles:

1.
Total compensation provided by the Company to its Named Executive Officers should be competitive and allow the Company to attract and retain individuals whose skills are critical to the long-term success of the Company.

2.
The compensation offered by the Company should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value, while avoiding the encouragement of unnecessary or excessive risk-taking.

3.
Compensation awards should be based on the fundamental principle of aligning the long-term interests of GameStop’s employees with those of GameStop’s stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of long-term equity compensation. All of the short-term incentives, in the form of annual cash bonuses, and a large portion of equity compensation for Named Executive Officers, are tied to performance measures, and may include situational bonuses, as appropriate, in recognition of meeting unique, time-sensitive performance challenges that may arise.

4.
The overall value of the incentive and total compensation opportunities are designed to be consistent with the level of the Company’s operational performance over time and the level of returns provided to stockholders.

In response to the advisory vote on the frequency of the advisory vote on executive compensation at our 2011 annual meeting, we provide this advisory vote on executive compensation on an annual basis. This is an advisory vote and is not binding upon the Company, the Compensation Committee or the Board. Therefore, stockholders are not ultimately voting for the approval or disapproval of the Board's recommendation on this proposal. The result of the vote will not impact any compensation that has already been paid or awarded to the executive officers. However, because we value the views of our stockholders, our Compensation Committee, which is responsible for, among other things, designing and administering the Company’s executive compensation program, will review and consider the results of this advisory vote when considering future decisions with respect to executive compensation.
We strongly encourage stockholders to read the “Compensation Discussion and Analysis,” the compensation tables and the accompanying narrative disclosures in this Proxy Statement which discuss in greater detail the compensation of our executive officers, the Company’s compensation philosophy and the factors that the Compensation Committee considered in making compensation decisions.
Accordingly, the Board recommends that stockholders vote FOR the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2016 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE RESOLUTION ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR THE PROPOSAL ABOVE UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Introduction
The Compensation Committee believes that our senior executives should be compensated commensurate with their success in maintaining the growth, profitability, cash flow and high level of performance necessary for GameStop to produce ongoing and sustained value for our stockholders. During the past few years, we have transformed from the world’s largest specialty retailer of physical video game products into a family of retail brands selling many of the world’s most popular technologies and pop-culture products. Our vision is to continue to expand our business as a global family of specialty retail brands. Our mission is to continue to be the world’s largest omnichannel retailer of new and pre-owned and value video game products, to continue to grow sales of digital products, to expand the sales of collectible products through our video game stores and www.thinkgeek.com, to increase the number of our pop culture-themed stores and to strategically grow our Technology Brands segment to further diversify our revenue streams. The Compensation Committee will continue to develop and recommend compensation programs to support this mission and our efforts to expand our business as a global family of specialty retail brands. The Board will continue to have sole approval rights over the Compensation Committee’s recommendations.
Specific Named Executive Officers ("NEOs") covered in this Compensation Discussion and Analysis are:

•	J. Paul Raines - Chief Executive Officer

•	Robert A. Lloyd - Executive Vice President and Chief Financial Officer

•	Daniel A. DeMatteo - Executive Chairman

•	Tony D. Bartel - Chief Operating Officer

•	Michael K. Mauler - Executive Vice President and President, GameStop International
In response to stockholder input, in recent years, we made a number of enhancements to our executive compensation disclosures and our executive compensation program, including increasing the amount of each NEO’s total compensation package tied to performance measures. The Compensation Committee targets between 50% to 60% of each NEO’s total compensation to be tied to performance measures and such compensation is therefore at risk.

2015 Performance
In fiscal 2015, we delivered strong performance, including making substantial progress on our strategic initiatives to develop as a global multichannel retailer of one of the largest entertainment categories — video games, both digital and physical, as well as to expand our business into other retail concepts, which we refer to as Technology Brands. All of these factors were reflected in our executive compensation outcomes. Under the leadership of our executive management team, we completed the following initiatives in fiscal 2015 in support of our overall strategy:

•
captured the leading retail position in selling the next generation video game consoles and new video game titles introduced throughout the year, resulting in an increase in comparable store sales of 4.3% for fiscal 2015;

•	continued the growth of the Technology Brands business, from revenues of over $328 million in fiscal 2014 to $534 million in fiscal 2015;

•	grew digital receipts from $948 million in fiscal 2014 to over $1 billion in fiscal 2015, achieving growth of 11.2%;

•	grew collectibles sales by over 300% to $310 million in fiscal 2015 from $76 million in fiscal 2014; and

•	continued the growth of PowerUp Rewards and our other customer loyalty programs, expanding from 40 million members at the end of fiscal 2014 to over 46 million members by the end of fiscal 2015.
Additionally, under the effective leadership of our executive management team, we continued to demonstrate disciplined capital allocation, with the following accomplishments:

•
repurchased 5.2 million shares of common stock at an average price of $38.68 per share for a total of $202.0 million, bringing cumulative share repurchases since the inception of our share repurchase program in January 2010 to 74.2 million shares at an average price of $25.66 per share for a total of $1.9 billion;

•	paid quarterly dividends of $0.36 per share, or $1.44 annually, in fiscal 2015, which represents an increase of 9% annually in comparison to dividends of $1.32 per share paid in fiscal 2014;

•
more than doubled the store count of our Technology Brands business with Spring Mobile and Simply Mac completing acquisitions of additional AT&T resellers and an authorized Apple retailer, respectively, for total consideration of $141.5 million net of cash acquired in fiscal 2015; and

•
acquired ThinkGeek for $126.0 million, net of cash acquired, which expands our global omnichannel platform and enables us to broaden our product offering in the collectibles category, including standalone stores and deepen relationships with our existing customer base.

In February 2016, we continued to deliver on our commitment to return value and capital to stockholders by announcing an increase in the quarterly dividend by an additional 3% in March 2016 to $0.37 per share.
The following chart illustrates our total shareholder return (after considering our dividend payments) during fiscal 2015 and our cumulative three-year total shareholder return, each in comparison to the total shareholder return for the Standard & Poor's 500 (the "S&P 500") over the same time frames:
2015 Compensation Program Summary
In 2015, the three primary components of our NEOs’ total target direct compensation were salary, short-term incentive and long-term incentive, as described below:

Program	Description	Purpose
Salary	Fixed cash compensation	Reward for level of responsibility, experience and sustained individual performance.
Short-Term Incentive ("STI")(1)	Cash compensation based on the following performance measures: • 75% based on Operating earnings • 25% based on Technology Brands and other new retail concepts store growth	Reward for achievement against specific objective financial goals and strategic goals.
Long-Term Incentive ("LTI")(1)	50% of total LTI award granted in performance-based restricted stock based on Net income performance against performance targets set by the Compensation Committee.	Reward for achievement against specific objective financial goals and creation of stockholder value.
	50% of total LTI award granted in time-based restricted stock subject to vesting based on continued service.	Reward for creation of stockholder value and to retain executives for the long-term.

(1)	Subject to a performance condition of $200 million in overall net income to be eligible for tax deductibility under Section 162(m). See “Section 162(m) Compliance” below for further detail.

Please refer to the "Other Considerations" section below for a discussion of other indirect elements of our compensation program.
A significant portion of the 2015 compensation program for our NEOs was performance-based, with payouts linked to the attainment of certain defined performance goals, including the Company's operating earnings, net income and Technology Brands and other new retail concepts store growth. The charts below summarize the mix of pay elements for the CEO, and all other NEOs, based on target compensation for fiscal 2015.
Incentive Plan Payouts for Performance Periods Ending Fiscal 2015
Performance awards may vest in a fiscal year other than the year of grant. Performance results for awards with a performance period measured as of the end of fiscal 2015, and the resulting payouts, are summarized in the table below:

Incentive Plan	Performance Period	Performance Achieved as a % of Target	Payout as a % of Target
STI	Fiscal 2015	Achieved 100.3% of the targeted operating earnings and 197.0% of the targeted Technology Brands and other new retail concepts store growth(1)	106.0% of the targeted award amount
LTI (Performance-based restricted stock)	Fiscal 2013-2015	Achieved 94.7% of the targeted return on invested capital(2)	85.0% of the targeted award amount

(1)
Related to the 2015 STI, with payout tied to percentage of annual salary and percentage attainment of operating earnings and Technology Brands and other new retail concepts store growth targets set by Compensation Committee. See “Short-Term Incentives” below for further detail. 2015 STI was also subject to a performance condition of $200 million in overall net income in fiscal 2015 for purposes of achieving tax deductibility under Section 162(m). See “Section 162(m) Compliance” below for further detail.

(2)
Related to the 2013 performance-based restricted stock grant subject to a three-year performance target tied to achieving a certain return on invested capital target, with such target measured following the completion of the three-year period ended January 30, 2016. See Long-Term Incentives section below for further detail.

Compensation Philosophy
Our executive officer compensation program is administered by the Compensation Committee of the Board. The program is based upon the following guiding principles:

•	Total compensation provided to our NEOs should be competitive and allow us to attract and retain individuals whose skills are critical to our long-term success;

•
The compensation we offer should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value, while avoiding the encouragement of unnecessary or excessive risk-taking;

•
Compensation awards should be based on the fundamental principle of aligning the long-term interests of our employees with those of our stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of long-term equity compensation. All of the short-term incentives, in the form of annual cash bonuses, and a significant portion of equity compensation for NEOs are tied to performance measures. Compensation may include situational bonuses, as appropriate, in recognition of meeting unique, time-sensitive performance challenges that may arise; and

•
The overall value of the incentive and total compensation opportunities will be designed to be consistent with the level of our operational performance over time and the level of returns provided to stockholders.

The compensation program is designed to reward the executive officers for the dedication of their time, efforts, skills and business experience to our operations. The Compensation Committee targets approximately 50% to 60% of each NEO's total compensation be tied to performance measures and such compensation is therefore at risk. The compensation program is also designed to reward both annual and long-term performance. Annual performance is rewarded through salary and short-term incentives and is measured by our operating earnings and growth, among other factors. Long-term performance is rewarded through performance-based and time-vested restricted stock, with approximately 50% of the total long-term incentive compensation mix tied to the achievement of performance measures.
The Compensation Committee oversees risks associated with compensation policies and the retention and development of executive talent, including the development of policies that do not encourage excessive risk-taking by our executives. These policies include various factors to help mitigate risk, including fixed compensation components and variable components that include mitigating factors such as a consistent structure across all business units, generally involving consolidated income components; targeted award amounts that are not significant as a percentage of revenue; and vesting periods, equity ownership policies, and claw-back provisions. The Compensation Committee and management also regularly review our compensation policies to determine effectiveness and to assess the risk they present to the Company. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
Response to Advisory Vote on Executive Compensation
A substantial majority of our stockholders (98% of votes cast) approved the fiscal 2014 compensation for our NEOs at the 2015 annual meeting of stockholders. We interpreted these results, coupled with discussions that we have had from time to time with investors regarding compensation, as a validation of our executive compensation program. As a result, we have retained our general approach to executive compensation as described more fully in the "Key Elements of Compensation" section below. Nonetheless, the Compensation Committee continues to work with its independent consultant to consider alternatives and intends to make changes to the program where it determines it appropriate.
Compensation Determination Process
The Compensation Committee of the Board has the responsibility to develop compensation levels for the NEOs. In determining annual compensation levels for executive officers, the Compensation Committee, along with executive management, bases its decision on the individual’s performance and potential to improve stockholder value, the financial performance of the Company over the preceding fiscal year, projections for the Company's upcoming fiscal year, historical compensation for each NEO, the amount of shares available to be granted under our 2011 Incentive Plan and the results of reviews, surveys or other information from our compensation consultants.
The Compensation Committee considers the recommendations of the Executive Chairman and the Chief Executive Officer in determining compensation for the executive officers and employees other than the Executive Chairman and the Chief Executive Officer.
The Compensation Committee has the authority under its charter to retain a compensation consultant to assist in the evaluation of executive compensation, whose research and viewpoints provide one of several data points used by the Compensation Committee in developing specific recommendations to the Board. The Compensation Committee believes that such a consultant can play an essential role in the process of providing an impartial evaluation of compensation programs and practices, developing effective recommendations to the Board and evaluating the Company’s pay practices.
The Compensation Committee retains ClearBridge Compensation Group (“ClearBridge”) to advise on matters related to non-employee director and executive compensation. ClearBridge reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee reviewed the independence of ClearBridge under SEC rules and NYSE listing standards regarding compensation consultants and has concluded that ClearBridge’s work for the Compensation Committee is independent and does not raise any conflicts of interest.
ClearBridge gathers benchmark data from our peer group, which the Compensation Committee considers among other factors (e.g., individual performance and potential, job responsibilities, historical compensation levels, etc.) in assessing and determining total compensation opportunities for the NEOs. Our selected peer group is generally comprised of specialty retailers which are approximately 0.5x to 2x the Company's revenue and 0.2x to 5x the Company's market capitalization. The specific companies included in our fiscal 2015 peer group are listed below:

Abercrombie & Fitch	Dick's Sporting Goods	Office Depot
Advance Auto Parts	Foot Locker	O'Reilly Automotive
AutoZone	Gap	PetSmart
Barnes & Noble	L Brands	Ross Stores
Bed Bath & Beyond	Nordstrom	Tiffany & Co

In general, not later than 90 days after the start of each fiscal year of the Company (and before 25% of the relevant performance period has elapsed), the Compensation Committee establishes in writing a performance target ("Target") for the annual short-term cash incentives and long-term performance-based restricted stock incentives. Targets are typically based on budgeted financials. Because the Target is established in the first 90 days of the fiscal year, the attainment of the Target is substantially uncertain at the time the Target is established.
For purposes of determining performance results against the pre-established Target and as provided for under the terms of the 2011 Incentive Plan, the Compensation Committee will make certain adjustments to actual performance results based on pre-determined adjustments, including amounts defined under accounting principles generally accepted in the United States of America (“GAAP”). The Compensation Committee provides for certain adjustments when it believes the adjusted results provide a performance measure that best represents actual performance results that are within the executives’ sphere of control and accountability. Actual performance results may be adjusted to eliminate the effects of, among other things, asset impairments and restructuring charges, acquisitions, debt retirement expenses, foreign currency changes, buybacks of the Company’s shares, and the impact to income taxes related to the difference in budgeted and actual income tax rates.
Key Elements of Compensation
The Company maintains employment agreements with each of the NEOs to cover the key elements of the Company’s executive compensation package, which consist of base salary and short-term and long-term incentive awards, and cover severance and termination benefits. These employment agreements and the Company’s policies with respect to each of the key elements of its executive compensation package are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee also considers and reviews the full compensation package afforded by the Company to its executive officers, including insurance and other benefits. See below for details on the Company's 2015 compensation program.
Base Salaries
In determining the base salaries of the NEOs for fiscal 2015, the Compensation Committee considered, among other things, the Company's growth and continued expansion of our mobile, collectible and digital businesses in fiscal 2014, projections for fiscal 2015 and the responsibilities of each NEO, the individual's experience, the results of the benchmarking against the peer group, and the recommendations received from ClearBridge following its research. The base salary is intended to be competitive with base salaries paid to executive officers with comparable qualifications, experience and responsibilities at other companies of comparable size, growth and operations.
In March 2015, the Board set salaries for fiscal 2015 for the NEOs as follows:

Named Executive Officer	Base Salary
J. Paul Raines	$1,250,000
Robert A. Lloyd	688,000
Daniel A. DeMatteo	550,000
Tony D. Bartel	900,000
Michael K. Mauler	574,000
Due to the ongoing evolution of Mr. DeMatteo's role as Executive Chairman, Mr. DeMatteo's base salary was reduced by $250,000, or 31%, from fiscal 2014 to fiscal 2015 to reflect the continued transition of responsibilities to Mr. Raines and Mr. Bartel. Other NEOs received salary increases of approximately 3%-5%.
Short-Term Incentives
In addition to a base salary, each NEO is eligible for a performance-based annual cash STI. The purpose of the STI is to motivate management to drive performance in the short-term.
Ultimately, STI payouts were determined based on the achievement of Operating Earnings and Technology Brands and other new retail concepts store growth, weighted 75% and 25% respectively. These metrics aligned with the Company’s business strategy of driving earnings and focusing on expanding the Technology Brands and other new retail concepts. The STI was also subject to a net earnings performance condition for purposes of achieving tax deductibility under Section 162(m). See “Section 162(m) Compliance” below for further detail.
The NEOs final STI payouts were ultimately based 75% on Operating Earnings and 25% on Technology Brand and other new retail concepts store growth. Payouts associated with each performance measure were based on the following scale. Straight-line interpolation is applied between levels shown.

If the Performance Period Results are:	Then the Percentage of the Target Earned for Each Measure is:
125% or more of Target	125%
110%	110%
100% (Target)	100% (Target)
90%	75%
85%	50%
Less than 85% of Target	None

Participating executive officers are entitled to a STI in an amount equal to a percentage of their base salary which is pre-determined for each NEO by the Compensation Committee, with input from the Executive Chairman and Chief Executive Officer (other than for themselves), for each fiscal year.
Target STI opportunities for fiscal 2015 for our NEOs were as follows:

Named Executive Officer	Percentage of Base Salary
J. Paul Raines	200%
Robert A. Lloyd	100%
Daniel A. DeMatteo	150%
Tony D. Bartel	125%
Michael K. Mauler	100%
In determining the final STI payout, the Compensation Committee assessed operating earnings and Technology Brands and other new retail concepts store growth performance, as shown below.

Performance Measure	Target*	Actual*	Performance Achieved as a % of Target	STI Earned	Weighting Percentage of Overall Bonus	Payout as a % of Target
Operating Earnings (fiscal 2015)	$676 million	$678 million	100.3%	100.0%	75.0%	75%
Technology Brands and other new concepts store growth (fiscal 2015)	300 stores	591 stores	197.0%	125.0%	25.0%	31%
Total Payout						106%
* For purposes of determining performance results against a pre-established target, the Compensation Committee may make certain adjustments to actual performance results, including amounts defined under GAAP. The Compensation Committee provides for certain adjustments when it believes the adjustments provide a performance measure that best represents actual performance results that are within the executives’ sphere of control and accountability. Actual performance results may be adjusted to eliminate the effects of, among other things, asset impairments and restructuring charges, acquisitions, debt retirement expenses, foreign currency changes, buybacks of the Company’s shares, and the impact to income taxes related to the difference in budgeted and actual income tax rates.
The following STI payouts were made for fiscal 2015 to our NEOs:

Named Executive Officer	STI Payout
J. Paul Raines	$2,650,000
Robert A. Lloyd	729,280
Daniel A. DeMatteo	874,500
Tony D. Bartel	1,192,500
Michael K. Mauler	608,440
Section 162(m) Compliance
In order to structure the STI as potentially deductible amounts under Section 162(m), the STI plan was subject to a performance condition of $200 million overall net income in fiscal 2015. This performance condition was met in fiscal 2015 and determined the maximum bonus pool from which the NEO’s STI payouts could be paid. The maximum bonus pool was established at 150% of the target payout opportunities for all NEOs indicated above. In awarding the final STI payouts to each NEO, the Compensation Committee exercised its discretion to reduce the maximum amount available for each NEO under the pool. The basis for this exercise of negative discretion by the Compensation Committee was the Company’s performance against the net operating earnings and Technology Brands and other new retail concepts store growth targets as described above.
Long-Term Incentive Awards
The Compensation Committee met on March 2, 2015 and, upon ratification by the Board on March 3, 2015, granted a combination of time-vested restricted stock and performance-based restricted stock for fiscal 2015 to be granted to the NEOs as of March 6, 2015 (collectively, the “2015 LTI Awards”). Time-vested restricted stock and performance-based restricted stock were granted to align the interests of the NEOs with the interests of the Company’s stockholders, offer NEOs an incentive for the achievement of superior performance over time and foster the retention of key management personnel. The LTI award was comprised of 50% time-vested restricted stock and 50% performance-based restricted stock, which emphasizes the retentive and performance-based nature of the total LTI award. Equity awards are granted under the provisions of the 2011 Incentive Plan.
Time-vested restricted stock awards are subject to a three-year ratable vesting schedule and achieving net income of $200 million for fiscal 2015 to achieve tax deductibility under Section 162(m). The performance condition in fiscal 2015 was met.
Performance-based restricted stock are subject to performance against a pre-determined two-year net income goal, measured at the end of fiscal 2016. Net income was selected as a measure to focus on the long-term profitability of the Company. Additionally, given the Company is focused on diversifying its business, a two-year performance period was selected recognizing the difficulty in setting goals for a longer time period. Awards are subject to one additional year of time-based vesting following the end of the performance period to provide for additional retention of NEOs. Each NEO is entitled to receive the performance-based restricted stock according to the performance achievement scale shown below. Straight-line interpolation is applied between levels shown.

If the Performance Period Results are:	Then the Percentage of the Target Award Received is:
115% or more of Target	150%
110%	125%
100% (Target)	100% (Target)
90%	75%
85%	50%
Less than 85% of Target	None

The target value of the 2015 LTI awards was determined based on the closing price of our common stock of $40.16 on of the grant date of March 6, 2015. To determine the amount of equity to grant to each NEO, the Compensation Committee considered, among other things, the Company’s overall performance, projections for the Company's upcoming fiscal year, each NEO’s individual contributions to the Company’s overall performance, including individual contributions toward achievement of strategic objectives, and comparisons of long-term incentives and total compensation of similar positions within the Company’s peer group.The Compensation Committee awarded the NEOs restricted stock in fiscal 2015 as follows:

Named Executive Officer	Time-Vested Restricted Stock Grant (1)	Performance- Based Restricted Stock Grant -- Net Income (2)	Total Shares of Restricted Stock Awarded	Total Targeted Award Value (3)
J. Paul Raines	62,280	62,280	124,560	$5,000,000
Robert A. Lloyd	20,940	20,940	41,880	1,680,000
Daniel A. DeMatteo	31,140	31,140	62,280	2,500,000
Tony D. Bartel	29,910	29,910	59,820	2,400,000
Michael K. Mauler	14,970	14,970	29,940	1,200,000

(1)
Restricted shares of common stock, subject to a performance condition intended to achieve tax deductibility under Section 162(m) of the Code. The award vests in equal installments on March 6th of each of the years 2016 through 2018, subject to continued service to the Company.

(2)
Performance-based restricted stock subject to two-year net income measured at the end of a two-year performance period ending fiscal 2016. Determination of earned awards subject to the completion of the audited consolidated financial statements for fiscal 2016. The earned shares will vest subject to continued service with the Company through March 6, 2018.

(3)	The fair value of stock-denominated awards is based the closing price of our common stock of $40.16 per share on the grant date of March 6, 2015.

The pay for performance scale and respective goals for the 2013 performance-based restricted stock tied to 3-year ROIC were as follows:

3-Year ROIC		Then the Percentage of the Target Award Received is:
Performance as a % of Target	ROIC %
115% or more of Target	20.13%	150%
110%	19.25%	125%
100% (Target)	17.50%	100% (Target)
90%	15.75%	75%
85%	14.88%	50%
Less than 85% of Target	<14.88%	None
In determining the final payout, the Compensation Committee assessed ROIC, as shown below.

Performance Measure	Target*	Actual*	Performance Achieved as a % of Target	Performance-based Restricted Stock Earned
ROIC	17.5%	16.6%	94.7%	85%
Based on the actual results, the number of earned performance-based restricted stock by NEO is as follows:

Named Executive Officer	Number of Earned Performance-based Restricted Stock Payout
J. Paul Raines	34,272
Robert A. Lloyd	14,408
Daniel A. DeMatteo	21,420
Tony D. Bartel	20,553
Michael K. Mauler	10,277

2016 Compensation Program Summary
Provided below is a summary of key compensation decisions made in fiscal 2016.
Fiscal 2016 Salaries and STI Opportunities
In setting the base salaries of these executive officers for fiscal 2016, the Compensation Committee considered, among other things, the Company’s growth and continued expansion into the Technology Brands and collectibles businesses in fiscal 2015, projections for fiscal 2016 and the responsibilities of each NEO, the results of the benchmarking against the peer group, and the recommendations received from ClearBridge following its research.
For fiscal 2016, the Compensation Committee increased the base salary of Messrs. Raines, Lloyd, Bartel and Mauler by 3%. No change was made to the base salary of Mr. DeMatteo.
For fiscal 2016, the Compensation Committee recommended, and the Board approved, no change to the Target STI opportunity (as a percentage of base salary) for any NEO.

Salaries and Target STI payouts for fiscal 2016 for our NEOs are as follows:

Named Executive Officer	Base Salary	Target STI Percentage of Base Salary
J. Paul Raines	$1,288,000	200%
Robert A. Lloyd	709,000	100%
Daniel A. DeMatteo	550,000	150%
Tony D. Bartel	927,000	125%
Michael K. Mauler	592,000	100%
2016 Long-Term Incentive Grants
The Compensation Committee met on February 22, 2016 and, upon ratification by the Board on February 23, 2016, approved a combination of time-vested and performance-based restricted stock for fiscal 2016 to be granted as of February 26, 2016 (collectively, the “2016 LTI Awards”). The target value of the 2016 LTI Awards was determined effective as of February 22, 2016, with the number of shares determined effective as of the grant date of February 26, 2016. The target value for each of Mssrs. Raines, Lloyd, Bartel and Mauler represents 90% of the targeted value of the 2015 LTI Awards in recognition of the Company's efforts to reduce Selling, General and Administrative costs. The target value for Mr. DeMatteo's 2016 LTI Award is set at $1,200,000, reflecting his continually evolving role as Executive Chairman. The LTI award was comprised of 50% time-vested restricted stock and 50% performance-based restricted stock, which emphasizes the retentive and performance-based nature of the total LTI award.
Time-vested restricted stock awards are subject to a three-year ratable vesting schedule and a performance condition based on net income in fiscal 2016 intended to achieve tax deductibility under Section 162(m). Performance-based restricted stock awards are subject to vesting both on the basis of continued service to the Company and the achievement of a certain operating earnings target and a certain operating earnings target for the amount of operating earnings coming from sources other than physical gaming for the fiscal year ended February 3, 2018 ("fiscal 2017"), with such targets to be measured following the completion of the two-year period ended fiscal 2017. Performance-based restricted stock awards are subject to one additional year of time-based vesting following the end of the performance period. The Compensation Committee awarded the NEOs restricted stock as follows:

Named Executive Officer	Time-Vested Restricted Stock Grant (1)	Performance-Based Restricted Stock Grant - Net Income (2)	Total Shares of Restricted Stock Awarded	Total Targeted Award Value (3)
J. Paul Raines	73,680	73,680	147,360	$4,500,000
Robert A. Lloyd	24,780	24,780	49,560	1,512,000
Daniel A. DeMatteo	19,650	19,650	39,300	1,200,000
Tony D. Bartel	35,370	35,370	70,740	2,160,000
Michael K. Mauler	17,700	17,700	35,400	1,080,000

(1)
Restricted shares of common stock, subject to a performance condition intended to achieve tax deductibility under Section 162(m) of the Code. The award vests in equal installments on February 26th of each of the years 2017 through 2019, subject to continued service to the Company and subject to achieving a certain level of net income in fiscal 2016.

(2)
Performance-based restricted stock subject to two-year net income measured at the end of a two-year performance period ending fiscal 2017. Determination of earned awards subject to the completion of the audited consolidated financial statements for fiscal 2017. The earned shares will vest subject to continued service with the Company through February 3, 2019.

(3)	The fair value of stock-denominated awards is based on the closing price of our common stock of $30.54 per share on the grant date of February 26, 2016.

Adjustment to Prior Awards
In fiscal 2016 the Compensation Committee recommended and the Board approved an adjustment to the 2012 performance grant that was based on the Company's return on invested capital for fiscal 2014 after it was determined that each recipient was entitled to 5% more of the grant. The adjustment resulted in an additional distribution of 2,130 shares to Mr. Raines, 900 shares to Mr. Lloyd, 1,335 shares to Mr. DeMatteo, 1,275 shares to Mr. Bartel and 645 shares to Mr. Mauler.

Employment Agreements and Severance/Change in Control Benefits
The Company entered into new employment agreements with J. Paul Raines, Robert A. Lloyd, Daniel A. DeMatteo, Tony D. Bartel and Michael K. Mauler effective May 10, 2013, and on November 13, 2013, the Company further amended and restated its employment agreement with Mr. Raines (collectively, as amended, the "Employment Agreements"). The Employment Agreements replaced all prior employment agreements that we had previously entered into with such executive officers. In addition to certain changes with respect to the triggers for and the payment of severance, as described below, the Employment Agreements also differ from the prior agreements with these executives in that (A) the term of each of the Employment Agreements is "at will" and may be terminated by the Company or the executive at any time and (B) each executive is restricted from competing with GameStop for two years after termination of employment regardless of the reason for the termination.
Under the terms of the Employment Agreements, each executive shall be entitled to all benefits afforded to management personnel or as determined by the Board, including, but not limited to, insurance programs, vacation, sick leave and 401(k) benefits.
Pursuant to the Employment Agreements, each executive’s employment may terminate upon death or disability, by GameStop with or without cause (as defined) or by the executive within twelve months of a good reason event. If an executive’s employment is terminated due to death or disability, or by the Company with cause or by the executive without good reason, the executive is entitled to payment of base salary through the date of death, disability or termination of employment.
Cause includes any of the following: (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) willful misconduct, whether or not in the course of service, that results (or that, if publicized, would be reasonably likely to result) in material and demonstrable damage to the business or reputation of the Company; (iii) material breach by the executive of any agreement with, policy of or duty owed to the Company or any of its subsidiaries; or (iv) willful refusal by the executive to perform his duties to the Company or the lawful direction of his or her supervisor that is not the result of a disability. If a cause event set forth in subsection (iii) or (iv) occurs, the executive will have a 30-day period in which to cure the event if the Board determines that such event is capable of cure.
Good reason includes the following: (i) a material diminution in the executive’s base salary or the executive’s target annual bonus opportunity; (ii) a material diminution in the executive’s authority, duties, or responsibilities; (iii) the Company relocates the executive’s principal worksite outside of the Dallas/Ft. Worth metropolitan area; or (iv) in the event of a sale of substantially all the business and assets of the Company, a failure of the Company to assign, or a refusal of the principal purchaser of assets to assume, the Company’s then continuing obligations under the Employment Agreements. The Company generally has a 30-day period after notification by the executive to cure any good reason event.
Upon an executive’s termination of employment without cause or by the executive with good reason, the executive, subject to an effective release, would receive an amount equal to two times (A) the executive’s base salary plus (B) the executive’s target bonus. Such amount would be paid in a lump sum. If such termination occurred within 18 months following a change in control (as defined in the Employment Agreements) the “two” would be replaced by two and one-half (three in the case of the Chief Executive Officer and the Executive Chairman). The executive would also receive continuation of medical benefits for up to 18 months. Additionally, any time-based equity grants made to the executive would become fully vested. Any performance-based equity grants made to the executive will remain outstanding and will vest, if at all, based on actual performance through the end of the applicable performance period. Any options held by the executive will generally remain outstanding until the earlier of the original stated expiration date of the option or one year from the date of termination.
If the executive’s employment with the Company is terminated due to death or disability, then the same treatment with respect to equity would apply; provided that if the executive’s employment terminates due to death, all performance-based equity grants will vest and be paid at the target level. Any options held by the executive will generally remain outstanding until the earlier of the original stated expiration date of the option, one year from the date of termination or any accelerated expiration date of the options provided under the 2011 Incentive Plan, as amended, including upon a change of control.
The triggering events which would result in the payment of the severance amounts described above were selected because they provide employees with a guaranteed level of financial protection upon loss of employment and are considered competitive with severance provisions being offered currently in the market. The estimated minimum payments upon termination for each of the NEOs are detailed in "Potential Payments upon Termination or Change in Control" below.

Other Considerations

Stock Ownership
The Company has adopted a stock ownership policy which requires its NEOs and non-employee directors to be stockholders in the Company. The Compensation Committee believes that ownership of stock of the Company that is material to the income of the individuals involved is sufficient to provide the required incentive to such officers and non-employee directors and align their interests with the interests of the Company’s stockholders. For a description of the stock ownership policy, see “Equity Ownership Policy” above.
Claw-back of Awards
The Company has adopted a formal claw-back policy to recover past compensation awards from executive officers in the event of fraud or a restatement. For a description of the claw-back policy, see “Claw-back Policy” above. The Company has not historically had any restatements or adjustments of this nature.
Anti-Hedging
The Company has adopted a formal anti-hedging policy prohibiting its employees and non-employee directors from entering into any form of hedging strategies or transactions using short sales, puts, calls or other types of financial instruments to protect against a loss in value of common stock. For a description of the anti-hedging policy, see “Corporate Governance-Anti-Hedging Policy” above.
Retirement Policy
In February 2015, the retirement policy (the “Retirement Policy”), recommended by the Compensation Committee and approved by the Board in March 2014, became effective with respect to individuals, including any Named Executive Officer who meets the criteria described below, providing for vesting of certain awards granted under the 2011 Incentive Plan upon such employee’s retirement. Pursuant to the Retirement Policy, employees who attain a minimum age of 55 and a minimum period of service with the Company and its affiliates of 10 years and whose age plus service equals or exceeds 70, will, upon termination (other than a for cause termination) (an “Eligible Retirement”), become vested with respect to certain unvested awards granted under the 2011 Incentive Plan. Mr. DeMatteo is the only NEO currently eligible to retire and receive the vesting offered under the Retirement Policy. Additional details regarding the Retirement Policy are included in the "Employment Agreements and Potential Payments Upon Termination or Change in Control" section below.
Retirement Benefits
Each of the Company’s executive officers is entitled to participate in the Company’s defined contribution 401(k) plan on the same basis as all other eligible employees. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Internal Revenue Service (“IRS”), the contribution of any participating employee is limited to a maximum percentage of annual pay or a maximum dollar amount ($18,000 for 2015). Our executive officers are subject to these limitations and therefore the Company does not consider its retirement benefits to be a material portion of the compensation program for our executive officers.
Dividends
Under the terms of the 2001 Incentive Plan and 2011 Incentive Plan and related award agreements, holders of unvested restricted stock are entitled to receive dividends on those shares of stock. Dividends on unvested shares are being accrued on behalf of the NEOs and will only be paid upon vesting of the underlying shares and to the extent the shares are earned (if subject to performance measures). Accordingly, our Named Executive Officers received dividends on certain of their unvested restricted shares of stock once the underlying shares vested in fiscal 2015.
Benefits and Perquisites
The Company maintains traditional health and welfare benefit plans and a qualified 401(k) plan, which are generally offered to all employees (subject to basic plan eligibility requirements) and are consistent with the types of benefits offered by other similar corporations. In addition to these traditional benefits, the Company offered in fiscal 2015 certain executive level perquisites to key executives, including all NEOs, which are designed to be competitive with the compensation practices of similar corporations, including life insurance and disability insurance commensurate with executive salaries, third party financial planning services and annual physical examinations. Messrs. Raines, Bartel, Lloyd and Mauler utilized the third party financial planning services in fiscal 2015.
In addition, Messrs. Raines, Lloyd, DeMatteo, Bartel and Mauler are eligible to use the Company plane for personal use. Mr. Raines used the plane for personal use during fiscal 2015 and fiscal 2014 but did not use the plane for personal use during fiscal 2013. Mr. DeMatteo used the plane for personal use in each of the fiscal years 2015, 2014 and 2013. Mr. Lloyd used the plane for personal use in fiscal 2015, but did not use the plane for personal use in fiscal 2014 or fiscal 2013. Mr. Bartel and Mr. Mauler did not use the plane for personal use during fiscal 2015, fiscal 2014 or fiscal 2013.
The amounts disclosed in the “All Other Compensation” column of the Summary Compensation Table for the personal use of the Company plane represent actual incremental costs to operate the plane. The aggregate incremental cost is calculated based on the portion of the total variable operating costs for the fiscal year that was incurred as a result of personal use of the aircraft. These variable operating costs were provided by the third party retained to pilot and maintain the Company plane and include the following:

•	fuel;

•	crew expenses;

•	ground services;

•	aircraft telecommunication;

•	catering & aircraft supplies;

•	aircraft parts & supplies;

•	maintenance labor & expenses;

•	aircraft cleaning;

•	international fees; and

•	navigation and weather services.
The variable operating costs are divided by the total nautical miles flown by the Company plane during the year to arrive at a variable cost per nautical mile. This cost per nautical mile is then multiplied by the number of nautical miles incurred for personal use to arrive at the aggregate incremental cost attributable to the NEO. Additionally, while it happens rarely, if an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, this "deadhead" segment would be included in the calculation of aggregate incremental cost.
Our Named Executive Officers are fully responsible for the personal income tax liability associated with their perquisites, including the use of the Company plane for personal reasons. The Company does not provide a tax gross-up with respect to such imputed income. None of the Named Executive Officers receives any other compensation or benefits which would be defined as perquisites.
Tax and Accounting Implications
Impact of Section 162(m) of the Internal Revenue Code
The Compensation Committee has considered the potential impact of Section 162(m) of the Code, adopted under the Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly held corporation, for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its three other most highly-compensated officers unless (i) the compensation is payable solely on account of the attainment of performance goals, (ii) the performance goals are determined by a committee of two or more outside directors, (iii) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (iv) the determining committee certifies that the performance goals were met. Because it is in the best interests of the Company to qualify to the maximum extent possible the compensation of its executives for deductibility under applicable tax laws, the Company obtained stockholder approval for the 2011 Incentive Plan, which provides for the payment of compensation in compliance with the above guidelines. The 2011 Incentive Plan was amended and restated at the 2013 annual meeting of stockholders to increase the maximum amount of cash bonus payable under the Plan to $6,000,000.
However, the Compensation Committee retains the ability to exercise discretion and to retain flexibility in the payment of compensation that may outweigh the advantages of qualifying all compensation as exempt from the limit of Section 162(m) of the Code.
Accounting for Stock-Based Compensation
The Company records share-based compensation expense in earnings based on the grant-date fair value of options or restricted stock granted in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation–Stock Compensation (“ASC 718”).

Executive Compensation
The following table (the “Summary Compensation Table”) sets forth the compensation earned during the fiscal years indicated by our PEO, our PFO and our three other most highly compensated executive officers.
Summary Compensation Table

Name and Principal Position	Year (1)		Salary (2)	Special Cash Bonus (3)	Stock Awards (4)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
J. Paul Raines	2015		$1,246,923	$—	$5,002,330	$—	$2,650,000	$—	$240,644	$9,139,897
Chief Executive Officer	2014		1,201,346	—	3,751,078	1,250,236	2,057,000	—	344,916	8,604,576
	2013		1,059,423	975,000	3,002,227	998,757	2,120,000	—	193,692	8,349,099
Robert A. Lloyd	2015		685,462	—	1,681,901	—	729,280	—	59,583	3,156,226
Executive Vice President and Chief Financial Officer	2014		653,904	—	1,261,915	420,085	556,750	—	121,046	3,013,700
	2013		635,308	409,500	1,262,097	419,610	636,000	—	112,920	3,475,435
Daniel A. DeMatteo	2015		556,731	—	2,501,165	—	874,500	—	72,244	4,004,640
Executive Chairman	2014		821,865	—	1,875,539	625,304	1,147,500	—	184,802	4,655,010
	2013		900,000	877,500	1,876,392	624,303	1,350,000	—	147,580	5,775,775
Tony D. Bartel	2015		896,538	—	2,402,371	—	1,192,500	—	45,463	4,536,872
Chief Operating Officer	2014		853,558	—	1,802,736	600,069	726,750	—	143,820	4,126,933
	2013		829,566	585,000	1,800,443	599,169	830,000	—	140,234	4,784,412
Michael K. Mauler	2015		571,846	—	1,202,390	—	608,440	—	50,878	2,433,554
Executive Vice President and President, GameStop International	2014		545,077	—	901,368	300,220	464,100	—	95,625	2,306,390
	2013	(8)	—	—	—	—	—	—	—	—

(1)	Reflects fiscal 2015, fiscal 2014 and fiscal 2013.

(2)	Reflects salary paid for fiscal 2015 which consisted of 52 weeks, fiscal 2014, which consisted of 52 weeks, and fiscal 2013, which consisted of 52 weeks.

(3)
Reflects cash bonuses awarded along with the fiscal 2011 grant of restricted stock awards. The amounts reflected represent the amount of the bonuses charged to selling, general and administrative expenses in the Company’s consolidated statements of operations in accordance with GAAP related to the cash value of the cash bonuses that were awarded simultaneously with the grants of restricted stock awards. Each recipient of a cash bonus award received the right to an amount of cash consideration that was fixed on the award date and vested ratably over a three-year service period. The Company recognized the associated expense on a straight-line basis over the three-year period in which the services were performed.

(4)
Reflects the grant date fair value for the designated fiscal years for the restricted stock awards in accordance with ASC 718 based on the common stock price (or in the case of the stock options, the estimated Black-Scholes fair value) on the date of grant. A portion of the restricted shares granted will vest in equal annual increments over a three-year period after the grant date, subject to continued service to the Company. The remaining restricted shares granted are subject to certain performance measures and will vest, if at all, based on the achievement of such measures at the end of each respective performance period, subject to confirmation by the Compensation Committee and continued service to the Company. The assumptions we used to calculate the grant date fair values of the option awards and stock awards are incorporated herein by reference to Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K, as amended, filed March 29, 2016.

(5)
For fiscal 2015, reflects incentive-based bonuses earned in fiscal 2015 but paid in April 2016.For fiscal 2014, reflects incentive-based bonuses earned in fiscal 2014 but paid in April 2015. For fiscal 2013, reflects incentive-based bonuses earned in fiscal 2013 but paid in April 2014.

(6)	None of the Company’s Named Executive Officers participate in the Company’s nonqualified deferred compensation plan.

(7)
The amounts reported in the "All Other Compensation" column represent the sum of (a) the aggregate incremental cost to us of all perquisites and other personal benefits, including the personal use of the Company plane, premiums on life insurance and long-term disability insurance, third party financial planning services and annual physical examinations, (b) the amounts contributed by us to our 401(k) retirement savings plan and (c) the dollar value of dividends on unvested restricted shares. See details of these amounts in the "All Other Compensation" table below.

(8)	Mr. Mauler was not a Named Executive Officer in fiscal 2013.

The following table provides information regarding the amounts reported in the "All Other Compensation" column of the Summary Compensation Table above for fiscal 2015:
All Other Compensation

Name	Personal Use of Company Aircraft & Ground Transportation (1)	401(k)	Life Insurance	Long-term Disability	Financial Services	Total ($)
J. Paul Raines	$193,787	$8,862	$8,943	$14,797	$14,255	$240,644
Robert A. Lloyd	7,563	9,920	7,545	20,300	14,255	59,583
Daniel A. DeMatteo	8,322	9,369	—	54,553	—	72,244
Tony D. Bartel	—	9,423	6,998	14,787	14,255	45,463
Michael K. Mauler	—	10,035	6,288	20,300	14,255	50,878

(1)
Personal use of Company aircraft is valued based on the aggregate incremental costs to the Company to operate the aircraft. As described more fully in the "Other Considerations" section above, the aggregate incremental cost is calculated based on the portion of the total variable operating costs for the fiscal year that was incurred as a result of personal use of the aircraft. The use of the Company airplane by Mr. Raines was as a result of Mr. Raines' medical condition and is the Compensation Committee's preferred means of travel for Mr. Raines. Our Named Executive Officers are fully responsible for the personal income tax liability associated with their perquisites. The Company does not provide a tax gross-up with respect to such imputed income.

Grants of Plan-Based Awards in Last Fiscal Year
The following table shows all grants of plan-based awards, which consisted of grants of time-vested stock options, time-vested and performance-based restricted shares of our common stock and grants of annual performance-based bonuses under the 2011 Incentive Plan, as amended, granted to the Named Executive Officers for fiscal 2015. The grant of share-based awards on March 6, 2015 was based on the performance of the Named Executive Officers for fiscal 2014.
Grants of Plan-Based Awards in Fiscal 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Thresh- old ($)(2)	Target ($)	Maximum ($)	Thresh- old (#)(2)	Target (#)	Maximum (#)
J. Paul Raines	3/6/2015	$1,250,000	$2,500,000	$3,125,000	31,140	62,280	93,420	62,280	—	$40.16	$5,002,330
Robert A. Lloyd	3/6/2015	344,000	688,000	860,000	10,470	20,940	31,410	20,940	—	40.16	1,681,901
Daniel A. DeMatteo	3/6/2015	412,500	825,000	1,031,250	15,570	31,140	46,710	31,140	—	40.16	2,501,165
Tony D. Bartel	3/6/2015	562,500	1,125,000	1,406,250	14,955	29,910	44,865	29,910	—	40.16	2,402,371
Michael K. Mauler	3/6/2015	287,000	574,000	717,500	7,485	14,970	22,455	14,970	—	40.16	1,202,390

(1)	Non-Equity Incentive Plan Awards were granted under the 2011 Incentive Plan, as amended.

(2)	If at least 85% of target is achieved.

(3)
Equity Incentive Plan Awards were granted under the 2011 Incentive Plan and consist of the portion of the fiscal 2015 long-term incentive grant related to restricted shares of common stock subject to achievement of performance targets. For additional information on the grant, refer to the discussion under “Long-term Incentive Awards” in the Compensation Discussion and Analysis above.

(4)
Other Stock Awards were granted under the 2011 Incentive Plan and consist of the portion of the fiscal 2015 long-term incentive grant related to restricted shares of common stock subject to continued service to the Company. For additional information on the grant, refer to the discussion under “Long-term Incentive Awards” in the Compensation Discussion and Analysis above.

(5)
The grant date fair value of each equity award was computed in accordance with ASC 718 based on the closing price of common stock on the grant date. For the restricted stock subject to performance measures, the grant date fair value was determined based on the vesting of 100% of the restricted shares, which was the performance threshold the Company believed to be the probable outcome to be achieved under the grants as of the date of the grant.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information for the executive officers named in the Summary Compensation Table regarding outstanding equity awards held as of January 30, 2016 by those executive officers. The year-end values in the table for the market value of shares that have not vested have been calculated based on the $26.21 per share closing price of common stock on January 29, 2016 (the last trading date of the fiscal year).
Outstanding Equity Awards at End of Fiscal 2015

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
J. Paul Raines	3/6/15	—	—	$—	—	62,280	$1,632,359	62,280	$1,632,359
	3/7/14	33,690	67,380	38.52	3/6/2024	39,493	1,035,111	32,460	850,777
	2/22/13	93,780	46,890	24.82	2/21/2023	27,216	713,331	40,320	1,056,787
Robert A. Lloyd	3/6/15	—	—	—	—	20,940	548,837	20,940	548,837
	3/7/14	11,320	22,640	38.52	3/6/2024	13,286	348,226	10,920	286,213
	2/22/13	—	19,700	24.82	2/21/2023	11,442	299,895	16,950	444,260
Daniel A. DeMatteo	3/6/15	—	—	—	—	18,076	473,772	31,140	816,179
	3/7/14	16,850	33,700	38.52	3/6/2024	11,462	300,419	16,230	425,388
	2/22/13	58,620	29,310	24.82	2/21/2023	9,972	261,366	25,200	660,492
Tony D. Bartel	3/6/15	—	—	—	—	29,910	783,941	29,910	783,941
	3/7/14	16,170	32,340	38.52	3/6/2024	18,980	497,466	15,600	408,876
	2/22/13	56,260	28,130	24.82	2/21/2023	16,322	427,800	24,180	633,758
Michael K. Mauler	3/6/15	—	—	—	—	14,970	392,364	14,970	392,364
	3/7/14	8,090	16,180	38.52	3/6/2024	9,490	248,733	7,800	204,438
	2/22/13	—	14,070	24.82	2/21/2023	8,161	213,900	12,090	316,879

(1)
The options reflected herein were granted under the 2011 Incentive Plan, and vest and become exercisable in equal annual increments over a three-year period following the grant date. The options expire one day before the tenth anniversary of the grant date.

(2)
Represents unvested restricted shares outstanding as of January 30, 2016 which will vest based upon continued service to the Company. The shares outstanding as of the end of fiscal 2015 are comprised of time-vested grants of restricted shares which were made on February 22, 2013, March 7, 2014, and March 6, 2015. Also included in this column is the earned portion of performance-based restricted shares which were granted on February 22, 2013 and March 7, 2014 for which the respective performance periods are now complete. Pursuant to the Retirement Policy, Mr. DeMatteo’s shares will be released upon the earlier of the original vesting date or Mr. DeMatteo’s retirement.

(3)
Represents unvested restricted shares outstanding as of January 30, 2016 which will be earned, if at all, based upon the achievement of certain performance targets as well as continued service to the Company. All of the performance-based restricted shares granted in fiscal 2015 were tied to our net income over a two-year period and will vest, to the extent earned, on March 6, 2018, which represents the end of the three-year vesting period, subject to continued service to the Company. Approximately half of the performance-based restricted shares granted in fiscal 2014 were tied to our return on invested capital over a three-year period and will vest, to the extent earned, on March 7, 2017, which represents the end of the three-year performance period, subject to continued service to the Company. The remaining one-half of the performance-based restricted shares granted in fiscal 2014 were tied to earnings per share for fiscal 2014 and will vest in equal installments over a three-year period following the grant date, subject to continued service to the Company. The awards tied to earnings per share for fiscal 2014 were earned at 82.5% of the target following the close of fiscal 2014. The shares granted in fiscal 2013 are subject to a performance target tied to the Company's return on invested capital over a three-year period, and will vest, to the extent earned, on February 22, 2016, which represents the end of the three-year performance period, subject to continued service to the Company. The unvested restricted awards are entitled to quarterly dividends of the amount declared by the Board. The dividends on the restricted shares subject to performance measures will be accrued and paid to the recipients only if and when the shares vest.

Option Exercises and Stock Vested
The following table provides information for the executive officers named in the Summary Compensation Table regarding exercises of options to purchase shares of common stock and shares acquired upon vesting of stock awards during fiscal 2015 by those executive officers. The values realized upon vesting in the table have been calculated using the stock price at the time of vesting.
Fiscal 2015 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(2)
J. Paul Raines	—	$—	125,063	$4,697,930
Robert A. Lloyd	39,400	675,568	51,085	1,916,472
Daniel A. DeMatteo(3)	—	—	143,730	5,522,454
Tony D. Bartel	—	—	72,562	2,722,307
Michael K. Mauler	14,070	241,250	36,556	1,371,388

(1)
The value realized on exercise was the number of underlying shares exercised multiplied by the difference between our closing stock price on the exercise date and the exercise price of the options. All amounts are shown prior to the surrender of shares, if any, to cover exercise price or taxes in connection with an exercise of options.

(2)
The value realized on vesting was our closing stock price on the vesting date multiplied by the number of shares vested. All amounts are shown prior to the surrender of shares, if any, to cover withholding taxes in connection with the vestings.

(3)
The value realized on vesting for Mr. DeMatteo reflects certain share awards vested for tax purposes on an accelerated basis in accordance with the Company's Retirement Policy which was adopted in fiscal 2014; however these shares are not scheduled to actually be delivered until the scheduled delivery date or upon Mr. DeMatteo’s earlier retirement. As of January 30, 2016, 39,510 of these shares had not yet been delivered to Mr. DeMatteo.

Pension Plans
The Company does not offer a pension plan; therefore, we have omitted the Pension Benefits Table.

Nonqualified Deferred Compensation
None of the Company’s NEOs participate in the Company’s nonqualified deferred compensation plan; therefore, we have omitted the Nonqualified Deferred Compensation Table.

Employment Agreements and Potential Payments upon Termination or Change in Control
We have historically maintained employment agreements with our NEOs. See “Employment Agreements and Severance/Change in Control Benefits” above for a description of the terms of these employment agreements. Amounts owed to the NEOs upon termination or a change in control assuming a triggering event took place on January 30, 2016, the last day of the Company’s most recently completed fiscal year, are presented below.

Name	Benefit	Termination Without Cause or With Good Reason	Termination Without Cause or With Good Reason Upon Change In Control	Termination Upon Death	Termination Upon Disability	Resignation Without Good Reason
J. Paul Raines	Salary (1)	$2,500,000	$3,750,000	$—	$—	$—
	Bonus (2)	5,000,000	7,500,000	—	—	—
	Medical Benefits (3)	24,541	24,541	—	—	—
	Accelerated Stock Options (4)	195,531	195,531	195,531	195,531	—
	Accelerated Restricted Stock (5)	3,380,802	3,380,802	6,920,724	3,380,802	—
	Total	$11,100,874	$14,850,874	$7,116,255	$3,576,333	$—

Robert A. Lloyd	Salary (1)	$1,376,000	$1,720,000	$—	$—	$—
	Bonus (2)	1,376,000	1,720,000	—	—	—
	Medical Benefits (3)	24,518	24,518	—	—	—
	Accelerated Stock Options (4)	27,383	27,383	27,383	27,383	—
	Accelerated Restricted Stock (5)	1,196,958	1,196,958	2,476,268	1,196,958	—
	Total	$4,000,859	$4,688,859	$2,503,651	$1,224,341	$—

Daniel A. DeMatteo	Salary (1)	$1,100,000	$1,650,000	$—	$—	$—
	Bonus (2)	1,650,000	2,475,000	—	—	—
	Medical Benefits (3)	17,265	17,265	—	—	—
	Accelerated Stock Options (4)	122,223	122,223	122,223	122,223	122,223
	Accelerated Restricted Stock (5)(6)	1,035,557	1,035,557	2,937,617	1,035,557	1,035,557
	Total	$3,925,045	$5,300,045	$3,059,840	$1,157,780	$1,157,780

Tony D. Bartel	Salary (1)	$1,800,000	$2,250,000	$—	$—	$—
	Bonus (2)	2,250,000	2,812,500	—	—	—
	Medical Benefits (3)	24,567	24,567	—	—	—
	Accelerated Stock Options (4)	117,302	117,302	117,302	117,302	—
	Accelerated Restricted Stock (5)	1,709,207	1,709,207	3,535,781	1,709,207	—
	Total	$5,901,076	$6,913,576	$3,653,083	$1,826,509	$—

Michael K. Mauler	Salary (1)	$1,148,000	$1,435,000	$—	$—	$—
	Bonus (2)	1,148,000	1,435,000	—	—	—
	Medical Benefits (3)	24,444	24,444	—	—	—
	Accelerated Stock Options (4)	19,557	19,557	19,557	19,557	—
	Accelerated Restricted Stock (5)	854,996	854,996	1,768,677	854,996	—
	Total	$3,194,997	$3,768,997	$1,788,234	$874,553	$—

(1)
Pursuant to the terms of the Employment Agreements, this amount is calculated as two times the NEO's annual base salary in effect at the time in the event of a termination without cause or with good reason. In the event of a termination without cause or with good reason in connection with a change in control event, this amount is calculated as three times the NEO's annual base salary in effect at the time in the case of Messrs. Raines and DeMatteo, and two and one-half times the NEO's annual base salary in effect at the time in the case of Messrs. Lloyd, Bartel and Mauler. No salary amounts are payable under the Employment Agreements with respect to a termination for cause or without good reason, or a termination upon death or disability of the executive.

(2)
Pursuant to the terms of the Employment Agreements, this amount is calculated as two times the NEO's annual incentive bonus target in effect at the time in the event of a termination without cause or with good reason. In the event of a termination without cause or with good reason in connection with a change in control event, this amount is calculated as three times the NEO's annual incentive bonus target in the case of Messrs. Raines and DeMatteo, and two and one-half times the NEO's annual bonus incentive target in effect at the time in the case of Messrs. Lloyd, Bartel and Mauler. No bonus amounts are payable under the Employment Agreements with respect to a termination for cause or without good reason, or a termination upon death or disability of the executive.

(3)
In the event of a termination without cause or with good reason, or a termination without cause or with good reason in connection with a change in control event, the NEOs are eligible under the Employment Agreements to receive medical benefits until the earlier of the expiration of 18 months following the termination date or the date on which the executive becomes eligible for coverage under another employer's medical plan. The amounts in the table above reflect the estimated value of medical coverage to each NEO assuming the maximum 18-month coverage period.

(4)
Pursuant to the terms of the Employment Agreements, unvested stock options are immediately vested and become fully exercisable upon death, disability, or termination without cause or with good reason in connection with the occurrence of a change in control event. In the case of a change in control, under the 2011 Incentive Plan, as amended, the Compensation Committee may, in its sole and absolute discretion, determine that, any award outstanding as of the effective date of such change in control will be canceled in consideration for a cash payment or alternative award (whether from the Company or another entity that is a party to the change in control) or a combination thereof made to the holder of such canceled award substantially equivalent in value to the fair market value of such canceled award (provided that where the exercise or base price of such award exceeds the fair market value, then such award may be canceled with no further compensation due to the holder). The determination of such fair market value shall be made by the Compensation Committee in its sole and absolute discretion.

The options outstanding as of January 30, 2016 (the assumed date of the change in control event) were granted in fiscal 2014 and fiscal 2013 and have exercise prices of $38.52 and $24.82, respectively; therefore, to estimate the potential value that each NEO could realize with respect to these option awards upon each termination scenario, the values reflected in the table above were determined based on the number of stock options outstanding for each of the NEOs as of January 30, 2016 multiplied by the excess of the closing stock price of $26.21 on January 29, 2016, the last trading day of fiscal 2015 over the underlying exercise price of the stock options outstanding as of January 30, 2016.

(5)
Pursuant to the terms of the Employment Agreements, unvested restricted shares that are subject to vesting based on continued service to the Company will immediately become vested upon termination without cause, termination with good reason, termination due to death or disability of the recipient, and termination without cause or with good reason in connection with the occurrence of a change in control event. Performance-vested awards held immediately prior to termination for which the performance period is not yet complete generally will remain outstanding until the end of the performance period and will vest, if at all, based on actual performance through the end of the performance period, except in the case of termination due to death of the recipient, in which case such performance-based awards will vest immediately at the target level. The values reflected in the "Termination Upon Death" column in the table above were determined based on unvested restricted shares as of the assumed termination date (in this case, January 31, 2015) and the closing stock price of $26.21 on January 29, 2016, the last trading day of fiscal 2015. Under all other termination scenarios outlined above, no value for the unvested performance-based restricted shares are reflected in the table as these awards would remain outstanding until the end of such performance periods, pursuant to the terms of the employment agreements.

(6)	The amount in each column reflects $1,035,557 of value related to shares that became vested for tax purposes but which remain undistributed pursuant to the Retirement Policy.

As discussed above in "Other Considerations," the Retirement Policy, recommended by the Compensation Committee and approved by the Board in March 2014, became effective in February 2015. The Retirement Policy provides for vesting of certain awards granted under the 2011 Incentive Plan upon an employee’s retirement. Specifically, employees who attain a minimum age of 55 and a minimum period of service with the Company and its affiliates of 10 years and whose age plus service equals or exceeds 70, will, upon an Eligible Retirement, become vested with respect to certain unvested awards granted under the Plan.
Generally, any annual time-based award (of restricted shares, options and/or cash) granted under the Plan will become fully vested upon such employee’s Eligible Retirement. Option awards will generally remain exercisable for one year after such Eligible Retirement. A pro-rata portion of annual awards subject to performance conditions will (based on the portion of the performance period actually worked by the employee) remain outstanding and will vest, if at all, based on actual corporate performance through the end of the performance period. The Retirement Policy is generally not applicable to off-cycle, retention, or other special awards. The Retirement Policy will continue in effect until modified or discontinued by the Committee. Mr. DeMatteo is the only NEO who is currently eligible to retire and receive the vesting offered under the Retirement Policy. The impact of the Retirement Policy is reflected on the amounts disclosed in the table above beginning with our 2016 Proxy Statement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with members of the Company’s management. Based on such review and discussions and relying thereon, we have recommended to the Board that the Compensation Discussion and Analysis set forth above be included in the Company’s 2015 Annual Report on Form 10-K, as amended, and in this Proxy Statement.
Compensation Committee
Gerald R. Szczepanski, Chair
Thomas N. Kelly Jr.
Shane S. Kim

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3

The Audit Committee of the Board has selected Deloitte & Touche LLP (“Deloitte"), an independent registered public accounting firm, which was engaged as independent registered public accountants for the fiscal year ended January 30, 2016, to audit the financial statements of the Company for the fiscal year ended January 28, 2017. We are submitting our selection of Deloitte for ratification by the stockholders at the annual meeting. A representative of Deloitte is expected to be present at the annual meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. Deloitte has served as our independent registered public accounting firm since July 17, 2013.
The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm, which shall report directly to the Audit Committee, and is directly responsible for its compensation and oversight of its work. Each year the Audit Committee reviews our firm’s qualifications, performance and independence in accordance with regulatory requirements and guidelines. This includes a review of the firm’s internal quality control procedures, results of its most recent quality control reviews and steps taken to enhance the quality of its audits, and issues raised by recent government reviews, if any. The Audit Committee reviews auditor independence matters, the firm’s audit strategy for GameStop, terms of the audit engagement, and the firm’s capabilities and communications to the Audit Committee. In March 2016, the Audit Committee reappointed Deloitte as our independent registered public accounting firm for the fiscal year ending January 28, 2017. Further, when the Audit committee made the decision to change audit firms in 2014, the Audit Committee was directly involved in the selection of Deloitte’s lead engagement partner.

In support of its selection of Deloitte as GameStop's independent registered public accounting firm, the Audit Committee took the following actions:

Areas of Focus	Actions

Firm qualifications	The Audit Committee reviews Deloitte's global reach, capability and expertise to perform an audit of a company with the breadth and complexity of GameStop's business and its global footprint.

Firm objectivity and independence
The Audit Committee reviews relationships between Deloitte and GameStop that may reasonably be thought to bear on independence and reviews Deloitte's annual affirmation of independence. Recognizing that independence and objectivity can be impacted by an auditor's provision of non-audit services, the Audit Committee reviews the nature and amount of non-audit services provided by Deloitte. In order to assure continuing auditor independence, the Audit Committee also considers whether it is appropriate to adopt a policy of rotating the independent registered public accountants on a regular basis. At this time, after reviewing the independence of Deloitte, the Audit Committee does not believe that it is necessary to rotate the independent registered public accountants to assure continuing auditor independence.

Quality of auditing practices and Deloitte’s commitment to quality, efficiency and adding value
The Audit Committee reviews issues raised by the Public Company Accounting Oversight Board ("PCAOB") reports on Deloitte, Deloitte’s internal quality control procedures and results of Deloitte’s most recent quality control review. The Audit Committee also discusses Deloitte's quality initiatives and steps Deloitte is taking to enhance the quality of its audits with the lead engagement partner and with Deloitte's senior advisory partner assigned to GameStop.

Performance as auditor
The Audit Committee reviews and discusses Deloitte's audit strategy and plan, including the overall scope of the audit. The Audit Committee receives periodic updates from the lead engagement partner on the status of the audit and on areas of focus for Deloitte. The Audit Committee annually reviews Deloitte’s performance in the conduct of their work and considers feedback provided by GameStop management regarding Deloitte's performance.

Performance and qualifications of lead engagement partner
The Audit Committee Chair is directly involved in selecting the lead engagement partner to ensure that the lead engagement partner is appropriately qualified to lead the GameStop audit. Throughout the year, the Audit Committee Chair meets one on one with the lead engagement partner to promote a candid and thorough dialogue. The Audit Committee also meets with the lead engagement partner in executive sessions of certain of the Audit Committee's meetings to discuss the audit and any other relevant matters.

Communications with the Audit Committee	The Audit Committee evaluates the lead engagement partner's communications with the Audit Committee for thoroughness, candor, clarity and timeliness.

Terms of the engagement and audit fees	The Audit Committee reviews the audit engagement letter and approves fees for audit and non-audit services.

THE BOARD CONSIDERS DELOITTE TO BE WELL QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION. PROXIES SOLICITED HEREBY WILL BE VOTED FOR THE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board in its oversight of the Company's financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.
  The Company's independent registered public accounting firm, Deloitte, is responsible for auditing the Company's financial statements and its internal control over financial reporting, in accordance with the standards of the PCAOB, and expressing opinions as to the conformity of the financial statements with accounting principles generally accepted in the United States and the effectiveness of internal control over financial reporting. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company's independent registered public accounting firm.
  In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and Deloitte the Company's audited financial statements. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, as adopted by the PCAOB, relating to communications with audit committees. In addition, the Audit Committee has received from Deloitte the written disclosures and letter required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the audit committee concerning independence, has discussed with Deloitte their independence from the Company and its management, and has considered whether Deloitte's provision of non-audit services to the Company is compatible with maintaining the firm's independence.
The Audit Committee discussed with the Company’s internal auditors and Deloitte the overall scope and plans for their respective audits. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Company’s Vice President of Internal Audit and Enterprise Risk Management, who is accountable to the Audit Committee. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Executive Vice President and Chief Financial Officer and members of the management of finance and accounting of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the Company’s audited consolidated financial statements be included in the Company’s 2015 Annual Report to Stockholders and Annual Report on Form 10-K, as amended, for the fiscal year ended January 30, 2016 for filing with the SEC.

Audit Committee
Stephanie M. Shern, Chair
Kathy P. Vrabeck
Lawrence S. Zilavy

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As described more fully in "Ratification of Appointment of Independent Registered Public Accounting Firm—Proposal 3" above, the Audit Committee of the Board has selected Deloitte, an independent registered public accounting firm, which was engaged as independent registered public accountants for the fiscal year ended January 30, 2016, to audit the financial statements of the Company for the fiscal year ended January 28, 2017.
The independent registered public accounting firm examines the annual financial statements and provides other permissible non-audit and tax-related services for the Company. The Company and the Audit Committee have considered the non-audit services provided by Deloitte and concluded they are compatible with maintaining the independence of those firms in their audits of the Company and in accordance with the SEC’s rules. A representative of Deloitte will be present at the annual meeting and will be available to respond to appropriate questions.
The following table sets forth information regarding fees for professional services rendered by Deloitte in fiscal 2015 and fiscal 2014:

	Fiscal 2015	Fiscal 2014

Audit Fees(1)	$3,284,000	$3,595,000
Audit-Related Fees(2)	101,000	86,000
Tax Fees(3)	483,000	459,000
All Other Fees	—	—
Total	$3,868,000	$4,140,000

(1)
Audit fees rendered by Deloitte in fiscal 2015 and fiscal 2014 include professional services for the audit of the Company’s annual financial statements and financial statement schedule, for the audit of the Company’s effectiveness of internal control over financial reporting, for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC, for professional services provided in connection with statutory and regulatory filings and for other consultations concerning financial accounting and reporting standards.

(2)
Audit-related fees rendered by Deloitte in fiscal 2015 pertain to subsidiary agreed-upon procedures. Audit-related fees in fiscal 2014 pertain to debt offering procedures and subsidiary agreed-upon procedures.

(3)
Tax-related services rendered by Deloitte in fiscal 2015 and fiscal 2014 included professional services for domestic and international tax compliance and tax planning and advice, including international tax consulting.

Pre-approval Policies and Procedures. The Audit Committee Charter adopted by the Board of the Company requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent registered public accounting firm of all audit and permissible non-audit services. Accordingly, as part of its policies and procedures, the Audit Committee considers and pre-approves any such audit and permissible non-audit services on a case-by-case basis. The Audit Committee approved all of the services provided by Deloitte referred to above.

AMENDMENT AND RESTATEMENT OF COMPANY CERTIFICATE OF INCORPORATION
PROPOSAL 4

The Board has determined that it is in the best interests of the Company and its stockholders to amend and restate the Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) as set forth on Annex I. In light of a recent Delaware court decision interpreting Section 141(k) of the Delaware General Corporation Law, the Board is proposing to amend paragraph (c) of Article FIFTH of the Certificate of Incorporation, to remove the words “for cause” and reduce the current voting standard for removal of a director from a supermajority (80%) to a simple majority, so that any director, or the entire Board, may be removed from office, with or without cause, by the affirmative vote of the majority of the shares then entitled to vote generally in an election of directors. In addition, the Board is also proposing to make other technical and conforming changes to the Certificate of Incorporation. The above description of the amendments is qualified in its entirety by the actual text of the Fourth Amended and Restated Certificate of Incorporation included in Annex I, with deletions indicated by strikeouts and additions by bold font and underlining. The Board approved the amendments on February 23, 2016, subject to stockholder approval.
If this Proposal 4 is approved by the stockholders, the Company’s Certificate of Incorporation will be amended and restated in accordance with Annex I. If approved at the annual meeting, we will file the Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware as soon as practicable after the annual meeting.
To be adopted, the Fourth Amended and Restated Certificate of Incorporation must be approved by the affirmative vote of the holders of at least 80% of all outstanding shares of common stock entitled to vote. Stockholders may direct that their votes be cast “for” or “against” the proposal, or stockholders may abstain from this proposal. Abstentions and broker non-votes will have the same effect as votes cast against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY
COMPENSATION PLANS
Information for our equity compensation plans, consisting of the 2011 Incentive Plan, as amended, and the 2001 Incentive Plan, in effect as of January 30, 2016 is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	2,940,193	$34.79	5,214,623
Equity compensation plans not approved by security holders	—	not applicable	—
Total	2,940,193	$34.79	5,214,623
Subsequent to the fiscal year ended January 30, 2016, an additional 556,695 shares of restricted stock were granted under the 2011 Incentive Plan, which vest in equal annual installments on February 26th of each of the years 2017 through 2019, subject to continued service to the Company. Also, subsequent to the fiscal year ended January 30, 2016, an additional 206,580 shares of restricted stock were granted under the 2011 Incentive Plan, subject to performance targets which will be measured following completion of the two-year period ending February 3, 2018. The earned shares will vest immediately on February 26, 2019. Shares subject to performance measures may generally be earned in greater or lesser percentages if targets are exceeded or not achieved by specified amounts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company with the SEC. Executive officers, directors and greater than ten-percent stockholders are required to furnish us with copies of all such forms they file.
Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no additional forms were required, we believe that all filing requirements applicable to our executive officers, directors and greater than ten-percent stockholders were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board has adopted an Audit Committee Charter which requires the Audit Committee to review with management and the independent registered public accountants and approve all transactions and courses of dealing with parties related to the Company. This obligation of the Audit Committee is described earlier in this Proxy Statement in the “Election of Directors” section, which states that the Audit Committee is responsible for reviewing and approving related party transactions. Also, as described earlier in this Proxy Statement in the “Election of Directors” section, the Company has adopted a Code of Ethics for Senior Financial and Executive Officers and a Code of Standards, Ethics and Conduct applicable to the Company’s management-level employees. The codes require that all of our employees and directors avoid conflicts of interest, defined as situations where the person’s private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. In addition, at least annually each director and executive officer completes a detailed questionnaire that inquires about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest. It is our policy that any potential conflict of interest transaction with an executive officer or director or any transaction that triggers disclosure under Item 404(a) of Regulation S-K as a result of these inquiries is required to be reviewed and approved or ratified by the Audit Committee. During fiscal 2015, there were no transactions requiring disclosure with, or with an immediate family member of, directors, Named Executive Officers or persons who were the beneficial owners of more than 5% of the Company’s outstanding shares during the fiscal year.

OTHER MATTERS
We do not intend to present any other business for action at the annual meeting and do not know of any other business intended to be presented by others. If any matters other than the matters described in the Notice of Annual Meeting of Stockholders and this Proxy Statement should be presented for stockholder action at the annual meeting, it is the intention of the persons designated in the proxy to vote thereon in accordance with their best judgment.
Financial and Other Information.  We are furnishing our Annual Report for the fiscal year ended January 30, 2016, including consolidated financial statements, together with this Proxy Statement.
Cautionary Statement Regarding Forward Looking Statements. This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements related to risks associated with our compensation programs, our future performance, our plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in our most recent Annual Report on Form 10-K, as amended, for the fiscal year ended January 30, 2016 filed with the SEC on March 29, 2016.
Stockholder Proposals and Nominations for the 2017 Annual Meeting. Proposals of stockholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented for inclusion in our proxy materials for the annual meeting of stockholders to be held in 2017 must be received by the Secretary, at GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, no later than January 6, 2017.
In addition, any stockholder who wishes to propose any other business for consideration at an annual meeting of stockholders (other than stockholder proposals for inclusion in our proxy materials pursuant to Rule 14a-8 of the Exchange Act), must comply with the advance notice provisions and other requirements of our Bylaws, which are on file with the SEC and may be obtained upon request in writing to the Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. These notice provisions require that any stockholder who wishes to propose any other business for consideration at an annual meeting of stockholders (other than stockholder proposals for inclusion in our proxy materials pursuant to Rule 14a-8 of the Exchange Act), must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. To be in proper written form, a stockholder’s notice to the Secretary must set forth in writing as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing such business; (iii) the class and number of shares of GameStop Corp. which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. These notice provisions require that the proposal of business to be considered at the annual meeting of stockholders to be held in 2017 (other than stockholder proposals for inclusion in our proxy materials pursuant to Rule 14a-8 of the Exchange Act) must be received no earlier than the close of business on April 22, 2017 and no later than the close of business on May 22, 2017.
Stockholders who wish to propose a nominee for election to the Board must comply with the advance notice provisions and other requirements of our Bylaws, which are on file with the SEC and may be obtained upon request in writing to the Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. These notice provisions require that any stockholder who wishes to propose a nominee for election to the Board must provide timely notice in proper written form to the Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. To be in proper written form, such stockholder’s notice must set forth in writing (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being a nominee and to serving as a director if elected, as well as a supporting statement describing the nominee’s reasons for seeking election; and (ii) as to the stockholder giving the notice, the (x) name and address, as they appear on our books, of such stockholder and (y) the class and number of shares of GameStop Corp. which are beneficially owned by such stockholder. These notice provisions require that the nomination of directors for consideration at the annual meeting of stockholders to be held in 2017 must be received no earlier than the close of business on April 22, 2017 and no later than the close of business on May 22, 2017.

STOCKHOLDERS ARE URGED TO FORWARD THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.
By Order of the Board of Directors

D ANIEL A. D E M ATTEO
Executive Chairman
May 6, 2016

Annex I

~~THIRD~~
FOURTH
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GAMESTOP CORP.
GameStop Corp., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented (the “GCL”), hereby certifies as follows:
1. The name of this corporation is GameStop Corp. At the time of incorporation GameStop Corp. was known as GSC Holdings Corp. The original Certificate of Incorporation was filed on April 13, 2005 and was amended and restated on June 27, 2005.
2. This ~~Third~~Fourth Amended and Restated Certificate of Incorporation restates and integrates and further amends the ~~Second~~Third Amended and Restated Certificate of Incorporation to read in its entirety as follows:
“FIRST: The name of the corporation is GameStop Corp. (the “Corporation”).
SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.
FOURTH: (a) Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is 305,000,000 of which (i) 300,000,000 shares shall be shares of Class A Common Stock, par value $.00l per share (the “Class A Common Stock” or “Common Stock”), and (ii) 5,000,000 shares shall be shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”) irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted. Effective upon the filing of the Second Amended and Restated Certificate of Incorporation, each share of the Company’s Class B Common Stock, par value $.001 per share (the “Class B Common Stock”), outstanding immediately prior thereto shall thereupon automatically be converted into one share of Class A Common Stock (and outstanding certificates that had theretofore represented shares of Class B Common Stock shall thereupon represent the number of shares of Class A Common Stock they have been converted into despite the absence of any indication thereon to that effect).
(b) Class A Common Stock.
(i) Voting Rights.
(A) The holders of shares of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in such holder’s name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders.
(B) All rights to vote and all power (including, without limitation, thereto, the right to elect directors) shall be vested exclusively in the holders of Class A Common Stock, except as expressly provided in this ~~Third~~ Fourth Amended and Restated Certificate of Incorporation, in a Certificate of Designation with respect to any Preferred Stock or as otherwise expressly required by applicable law.
(C) No stockholder shall be entitled to exercise any right of cumulative voting.
(ii) Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

(iii) Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Class A Common Stock. For purposes of this paragraph (b)(iii), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.
(iv) No Preemptive Rights. No stockholder of the Corporation shall have any preemptive or preferential right, nor be entitled as such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Corporation of any class or series, whether now or hereafter authorized, and whether issued for money or for consideration other than money, or of any issue of securities convertible into stock of the Corporation.
(v) No Redemption Rights. No stockholder of the Corporation shall have any right to have the shares of Common Stock held by such holder redeemed by the Corporation.
(c) Series A Preferred Stock. A series of Preferred Stock of the Corporation hereby is created, and the designation and amount thereof, and the voting powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:
(i) Designation, Par Value and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred”), the shares of such series shall be with par value of $.001 per share, and the number of shares constituting such series shall be 500,000; provided, however, that, if more than a total of 500,000 shares of Series A Preferred shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of June 27, 2005, between the Corporation and The Bank of New York, as Rights Agent (as amended from time to time) (the “Rights Agreement”), the Board of Directors, pursuant to the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged and filed providing for the total number of shares of Series A Preferred authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of the Rights.
(ii) Dividends and Distributions.
(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred with respect to dividends, the holders of shares of Series A Preferred, in preference to the holders of Class A Common Stock and any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 30th day of each of April, July, October and January in each year (or, in each case, if not a date on which the Corporation is open for business, the next succeeding business day) or such earlier date in any such month on which dividends on the Common Stock are payable (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred. In the event the Corporation shall at any time after June 27, 2005 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B) The Corporation shall declare a dividend or distribution on the Series A Preferred as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
(iii) Voting Rights. The holders of shares of Series A Preferred shall have the following voting rights:
(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of votes entitled to be cast by the holders of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of votes entitled to be cast by the holders of shares of Common Stock that were outstanding immediately prior to such event.
(B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(C) (1) If at any time dividends on any Series A Preferred shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Preferred) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.
(2) During any default period, such voting right of the holders of Series A Preferred may be exercised initially at a special meeting called pursuant to subparagraph (3) of this paragraph (iii)(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred.
(3) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, any Vice Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this subparagraph (C)(3) shall be given to each holder of record of Preferred Stock by ~~mailing~~delivering personally or sending by mail, facsimile transmission or e-mail a copy of such notice to him at his last address, facsimile number or e-mail address, as applicable, as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this subparagraph (C)(3), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.
(4) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in subparagraph (C)(2) of this paragraph (iii)) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this subparagraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(5) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Certificate of Incorporation or By-laws of the Corporation (the “By-laws”) irrespective of any increase made pursuant to the provisions of subparagraph (C)(2) of this paragraph (iii) (such number being subject, however to change thereafter in any manner provided by law or in the Certificate of Incorporation or By-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.
(D) Except as set forth herein, holders of Series A Preferred shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
(iv) Certain Restrictions.
(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred as provided in paragraph (i) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred outstanding shall have been paid in full, the Corporation shall not:
(1) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred;
(2) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred, except dividends paid ratably on the Series A Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(3) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred; or
(4) purchase or otherwise acquire for consideration any shares of Series A Preferred, or any shares of stock ranking on a parity with the Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (A) of this paragraph (iv), purchase or otherwise acquire such shares at such time and in such manner.
(v) Reacquired Shares. Any shares of Series A Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
(vi) Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred unless, prior thereto, the holders of shares of Series A Preferred shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred and Common Stock, respectively, holders of Series A Preferred and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.
(B) In the event there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Preferred, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(vii) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.
(viii) No Redemption. The shares of Series A Preferred shall not be redeemable.
(ix) Ranking. The Series A Preferred shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
(x) Amendment. The ~~Third~~ Fourth Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred, voting separately as a class.
(xi) Fractional Shares. Series A Preferred may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred.
(d) Preferred Stock.
(i) Authorization. Subject to the voting and approval procedures set forth in the By-laws, the Board of Directors is hereby expressly granted authority to authorize from time to time in accordance with law the issuance of the remaining 4,500,000 shares of Preferred Stock, one or more series of Preferred Stock and with respect to any such series to fix by resolution or resolutions the numbers, powers, designations, preferences and relative, participating, optional or other special rights of such series and the qualifications, limitations or restrictions thereof, including but without limiting the generality of the foregoing, the following:
(A) entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;
(B) entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;
(C) entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, the Corporation, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of the Corporation;
(D) providing for the conversion, at the option of the holder or of the Corporation or both, of the shares of Preferred Stock into shares of any other class or classes of capital stock of the Corporation or of any series of the same or any other class or classes or into property of the Corporation or into the securities or properties of any other corporation or person, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine, or providing for no conversion;
(E) providing for the redemption, in whole or in part, of the shares of Preferred Stock at the option of the Corporation or the holder thereof, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Board of Directors shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;
(F) lacking voting rights or having limited voting rights or enjoying general, special or multiple voting rights;
(G) specifying the number of shares constituting that series and the distinctive designation and stated value of that series;
(H) specifying the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up;

(I) specifying the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distributions of assets upon liquidation, dissolution or winding-up; and
(J) providing for any other power, preference and relative, participating, optional or other rights or terms, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with applicable law, this paragraph (d)(J) or any resolution of the Board of Directors pursuant hereto.
All shares of any one series of Preferred Stock shall be identical in all respects with the other shares of such series, except that shares of any one series of Preferred Stock issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The Board of Directors may change the powers, designation, preferences, rights, qualifications, limitations and restrictions of, and number of shares in, any series of Preferred Stock as to which no shares are issued and outstanding.
(ii) Dividends. Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.
(iii) Liquidation Rights. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed in accordance with the respective priorities and preferential amounts (including unpaid cumulative dividends, if any, and interest thereon, if any) payable with respect thereto, and among shares of any series of Preferred Stock, ratably among the shares of such series.

FIFTH: (a) Election of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors initially consisting of three directors, the exact number of directors to be not less than three nor more than fifteen as determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. ~~At the annual meetings of stockholders held in 2014 and 2015, the directors standing for election shall be elected for a term expiring at the annual meetings of stockholders held in 2015 and 2016, respectively. Beginning with the annual meeting of stockholders held in 2016, the~~The entire Board of Directors shall be elected annually at each annual meeting of stockholders. The directors shall hold office until their respective successors are elected and qualify, subject, however, to prior death, resignation or removal from office. Any vacancy on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director or by stockholders if such vacancy was caused by the action of stockholders (in which event such vacancy may not be filled by the directors or a majority thereof).
Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.
(b) Vacancies in the Board. Except as expressly provided in a Certificate of Designation with respect to any Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, or by stockholders if such vacancy was caused by the removal of a director by the action of stockholders (in which event such vacancy may not be filled by the directors or a majority thereof). Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
(c) Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, any director may be removed from office ~~only for cause~~ upon the affirmative vote of holders of at least ~~80%~~a majority of the voting power of the then outstanding Voting Stock, voting as a single class. A director may not be removed by the stockholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.
(d) Amendment to this Article FIFTH. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article FIFTH.

SIXTH: (a) (1) Except as otherwise provided by law or this Certificate of Incorporation, and subject to any rights of holders of Preferred Stock, the provisions of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the approval of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class; provided, however, that with respect to any proposed amendment of this ~~Third~~ Fourth Amended and Restated Certificate of Incorporation which would alter or change the powers, preferences or special rights of the shares of Common Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the shares affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of the holders of at least a majority (or such higher percentage as required by law or this Certificate of Incorporation) of the voting power of the then outstanding Voting Stock, voting together as a single class as hereinbefore provided.

(2) Every reference in this Certificate of Incorporation to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of Voting Stock or Common Stock shall refer to such majority or other proportion of the votes to which such shares of Voting Stock or Common Stock are entitled.
(b) The Board of Directors is expressly empowered to adopt, amend or repeal the By-laws of the Corporation. Any adoption, amendment or repeal of the By-laws of the Corporation by the Board of Directors shall require the approval of a majority of the entire Board of Directors. The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the By-laws of the Corporation.
(c) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article SIXTH.
SEVENTH: (a) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
(b) Except as otherwise required by law, a special meeting of the stockholders of the Corporation may be called at any time by the Chairman of the Board or the Chief Executive Officer or by the Board pursuant to a resolution adopted by a majority of the then authorized number of directors. Except as expressly provided in the immediately preceding sentence, any power of stockholders to call a special meeting is specifically denied. Any special meeting of the stockholders shall be held on such date, at such time and at such place within or without the State of Delaware as the Board of Directors or the officer calling the meeting may designate. At a special meeting of the stockholders, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.
(c) No business other than that stated in the notice shall be transacted at any special meeting of stockholders.
(d) Advance notice of the proposal of business by stockholders shall be given in the manner provided in the By-laws of the Corporation, as amended and in effect from time to time.
(e) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article Seventh.
EIGHTH: The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.
NINTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, provided that such action is approved in the manner, and otherwise complies with the requirements, set forth in this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.
ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this provision shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
TWELFTH: The Corporation, to the fullest extent permitted by Section 145 of the GCL, as the same may be amended and supplemented, may indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

3. This ~~Third~~ Fourth Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation and consented to in writing and authorized by the holders of all of the issued and outstanding stock entitled to vote thereon.

4. This ~~Third~~ Fourth Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

Annual Meeting of GameStop Corp

Date: Tuesday, June 21, 2016
Time: 1 p.m. Central Daylight Time
Place: GameStop's Corporate Headquarters, 625 Westport Parkway, Grapevine, Texas 76051

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors recommends a vote **FOR** proposals 1, 2, 3 and 4.

1: Re-election of Directors

	For	Against	Abstain	Directors Recommend
01 Daniel A. DeMatteo	☐	☐	☐	For
02 J. Paul Raines	☐	☐	☐	For
03 Jerome L. Davis	☐	☐	☐	For
04 Thomas N. Kelly Jr.	☐	☐	☐	For
05 Shane S. Kim	☐	☐	☐	For
06 Steven R. Koonin	☐	☐	☐	For
07 Stephanie M. Shern	☐	☐	☐	For
08 Gerald R. Szczepanski	☐	☐	☐	For
09 Kathy P. Vrabeck	☐	☐	☐	For
10 Lawrence S. Zilavy	☐	☐	☐	For

To attend the meeting and vote your shares in person, please mark this box. ☐

Authorized Signatures - This section must be completed for your instructions to be executed.

Please Sign Here ______________ Please Date Above ______________

Please Sign Here ______________ Please Date Above ______________

Please sign exactly as your name(s) appear(s) on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Annual Meeting of GameStop Corp to be held on Tuesday, June 21, 2016 for Holders as of April 29, 2016

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/gme
- Cast your vote online.
- View meeting documents.

OR

TELEPHONE

Call
855-847-1311
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Daniel A. DeMatteo and Robert A. Lloyd, and each of them, proxies and attorneys-in-fact, on behalf and in the name of the undersigned, with full power of substitution and revocation, and authorize to vote all the shares of capital stock of GameStop Corp which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorney to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2, 3 AND 4 AND IN THE PROXY'S DISCRETION ON OTHER MATTERS AS MAY COME BEFORE THE MEETING.

All votes must be received by 5:00 P.M., Eastern Time, June 20, 2016.

PROXY TABULATOR FOR

GameStop Corp
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Proxy — GameStop Corp

Annual Meeting of Stockholders
Tuesday, June 21, 2016, 1 p.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Daniel A. DeMatteo and Robert A. Lloyd, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, and to vote all shares of common stock of GameStop Corp, that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Tuesday, June 21, 2016, 1 p.m. Central Daylight Time and all adjournments thereof.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the nominees for directors specified in Item 1, FOR Items 2, 3 and 4 and in the proxy's discretion on other matters as may come before the meeting.

To attend the meeting and vote your shares in person, please mark this box. ☐